Exhibit 2(b)(5)

TRANSLATION FOR REFERENCE PURPOSES ONLY

Execution Version

LOAN AGREEMENT

dated on

June 15, 2011

entered into by and between

GRUMA, S.A.B. de C.V.

as the Borrower,

BBVA BANCOMER, S.A.,

GRUPO FINANCIERO BBVA BANCOMER,
as Creditor and Administrative Agent

and

The Financial Institutions

listed in Exhibit 1 of this Agreement,

as Creditors

RECITALS

CLAUSES

FIRST.  Definitions

SECOND.  Line of Credit

THIRD.  Disposition of Line of Credit

FOURTH.  Interests

FIFTH.  Default Interests

SIXTH.  Repayment of the Loan

SEVENTH.  Prepayments

EIGHT.  Location and Payment Terms

NINTH.  Affirmative Covenants

TENTH.  Negative Covenants

ELEVENTH.  Condition Precedents

TWELFTH.  Events of Default

THIRTEENTH.  Increased Costs

FOURTEENTH.  Assignments; Participations

FIFTEENTH.  Compensation

SIXTEENTH.  Credit Information

SEVENTEENTH.  Administrative Agent

EIGHTEENTH. Executive Title

NINETEENTH. Notices

TWENTY.  Applicable Law

TWENTY-FIRST.  Jurisdiction

TWENTY-SECOND.  Costs and expenses

TWENTY-THIRD.  Indemnification by the Borrower

TWENTY-FOURTH.  Modifications and Waivers

TWENTY-FIFTH.  Confidenciality

TWENTY-SIXTH. Counterparts

TWENTY-SEVENTH.  Headers

TWENTY-EIGHT.  Exhibits

Exhibit List and Appendixes

Exhibit “1”	Creditors
Exhibit “2”	Compromises
Exhibit “3”	Borrower’s Account
Exhibit “4”	Coverage Policies
Exhibit “5”	Draft of the Promissory Note
Exhibit “6”	Draft of the Compliance Certificate
Exhibit “7”	Draft of the Legal Opinion on the Borrower
Exhibit “8”	Draft of the Certificate of the Officer in Charge
Exhibit “9”	Draft of the Assignment and Acceptance
Exhibit “10”	Authorization Letter of Credit Information

Appendix “A”	List of Litigations
Appendix “B”	List of Environmental Matters
Appendix “C”	List of Borrower’s Subsidiaries
Appendix “D”	List of Contracts Limiting the Profit Sharing

LOAN AGREEMENT (HEREINAFTER, THE “AGREEMENT”) ENTERED INTO BY AND BETWEEN GRUMA, S.A.B. DE C.V., AS BORROWER (THE “BORROWER”), BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, AS ADMINSITRATIVE AGENT (THE “AGENT”) AND THE FINANCIAL INSTITUTIONS LISTED IN EXHIBIT “1” OF THIS AGREEMENT AND THOSE BANKS AND INSTITUTIONS THAT IN THE FUTURE ACQUIRE THE TITLE OF CREDITOR UNDER THE TERMS OF THIS AGREEMENT (JOINTLY, THE “CREDITORS” AND, EACH ONE, ONE “CREDITOR”), UNDER THE TERMS OF THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I.                                          The Borrower declares to the Administrative Agent and to each Creditor the Deadline and in each Disposition Date, the following:

(a)                                           Corporate Existence and Authorities. That the Borrower and each of its Subsidiaries:

(i)                                     (A) in the particular case of the Borrower, it is a stock corporation of variable capital duly incorporated and in existence under the laws of the United Mexican States (“Mexico”), (B) in the case of its Subsidiaries they are incorporated under the laws of Mexico, they are corporations in duly incorporated and in existence under the laws of Mexico, and (C) in the case of the Subsidiaries that are not incorporated under the laws of Mexico, they are legal entities duly incorporated and in existence under the laws the their own jurisdiction corresponds;

(ii)                                  they have all corporate authority and powers of attorney and have all the governmental licenses, authorizations, consents and approvals required to: (A) perform its commercial operations and be owners of their Assets, unless the absence of those governmental licenses, authorizations, consents and approvals cannot reasonably await until they have a Significant Adverse Effect and (B) only with respect to the Borrower, enter into, subscribe and comply with all their obligations under the terms and conditions of this Agreement and Promissory Notes; and

(iii)                               they comply with all Legal Requirements, unless in the absence of compliance the latter cannot reasonably await until they have a Significant Adverse Effect.

(b)                                          Corporate Authorization; Compliance. The Borrower has all necessary corporate authorizations required to execute and comply with its obligations under the terms of this Agreement and each of the Credit Instruments and the execution and compliance of it does not:

(i)                                              contravene with its corporate bylaws in full force and effect,

(ii)                                           conflict or are in a violation or contravention or the creation of a Lien or result in an acceleration of a right or payment requirement, repurchase or redemption of any obligation or constitute a breach with respect to: (A) any document which includes any Contractual Obligation pertaining to the Borrower or (B) any order, precautionary measure, official document or decree from any Governmental Authority to which the Borrower is subject to or its Assets; or

(iii)                                        contravene or may contravene with any Legal Requirement.

(c)                                           Additional Authorizations.  No approval requirement is needed (including the approval of change of control), consent, exemption, authorization, registry or any other filing, notification or presentation in name of or before Governmental Authority or any third party for the execution and compliance by the Borrower of this Agreement or any other Credit Instrument or for the enforceability of the latter, different from the ones already obtained and are in full force and effect.

(d)                                          Mandatory. This Agreement constitutes, and the other Credit Instruments at the time of execution, a legal and valid obligation for the Borrower, enforceable against the Borrower under its terms, unless such enforceability is limited by the laws of insolvency or bankruptcy, or by similar laws that affect the rights of creditors in general or by principals of laws related to enforceability.

(e)                                           Litigations. Unless otherwise provided in Appendix “A” at the date of this Agreement, and only with respect to incise (B) below, as revealed by the Borrower in: (i) the financial statements delivered as per Clause Ninth, incise a); or (ii) in the most recent annual report of the Borrower, either in the Form-20 filed before the Securities and Exchange Commission of the United States of America or in the annual report filed before the Bolsa Mexicana de Valores, S.A.B. de C.V., there are not procedures, lawsuits, judgments, claims or disputes, or as far as they know, there is no threat of the latter or contemplated in judicial courts, equity, arbitration or before any Governmental Authority, by or against the Borrower nor any of its Relevant Subsidiaries, that (A) seek to affect the legality, validity or enforceability of this Agreement or any other Credit Instrument, or any operation contained herein or in those Credit Instruments; or (B) if the result is adverse to the Borrower’s interests or any of its Relevant Subsidiaries, cannot be hold reasonably to have an Adverse Relevant Effect.

(f)                                             Financial Information; Adverse Relevant Effect; Breach. (i) The consolidated audited financial statements for the Fiscal Exercise concluded as of December 31, 2010 (which have been delivered in copies to the Administrative Agent and each Creditor) are complete and correct in all relevant aspects, and have been prepared pursuant the NIF and are properly presented, according to the NIF, the financial information of the Borrower and its Consolidated Subsidiaries at the indicated time and its operations results for the fiscal exercise concluded on December 31, 2010.

(ii)                                  The consolidated not audited financial statements of the Borrower as of the Fiscal Quarter concluded on March 31, 2011 (which have been delivered in copies to the Administrative Agent and each Creditor) are complete and correct in all relevant aspects, and have been prepared pursuant the IFRS and are properly presented, according to the IFRS, the financial information of the Borrower and its Consolidated Subsidiaries at the indicated time and its operations results for the fiscal exercise in question, subject to the absence of notes on the financial statements and adjustments derived from the annual audit.

(iii)                               Starting on the date of the last annual audited financial statements, there have been no facts or circumstances that, individually or collectively, reasonably to have had or could have an Adverse Relevant Effect.

(iv)                               Starting on the Closing Date and each Date of Disposition, nor the Borrower or its Relevant Subsidiaries, are in any breach under or with respect to a Contractual Obligation from which, jointly or individually, may reasonably expect to have an Adverse Relevant Effect or lead, in case such breach have occurred after the Closing Date or to the Date of Disposition, an Event of Default under Clause Twelfth, incise (a)(v) of this Agreement.

(g)                                 Pari Passu. The Borrower’s payment obligations under this Agreement and other Credit Instruments (including, without limitations, the Promissory Notes), constitute Borrower’s unconditional and unsubordinated obligations and have, at all times, at least the same order of payment preference (pari passu) than its own non-guaranteed debt (with the exception of those payment obligations that have preference pursuant the applicable law).

(h)                                          Taxes.  The Borrower and its Relevant Subsidiaries have filed in time and in form all required declarations and reports under the laws of Mexico and have paid all taxes, contributions, fines and other governmental rights determined over its Assets, including fines and related surcharges, due or payable, unless by (i) those challenged in good faith by means of appropriate procedures and for which necessary reserves were established under the IFRS, as the case may be; and (ii) those that in case of non-payment, either jointly or individually, may not reasonably expect to have an Adverse Relevant Effect.

(i)                                              Environmental Aspects. (i) The ordinary operations of the Borrower or its Subsidiaries comply, in all relevant aspects, with the applicable Environmental Laws, excepting those matters listed in Appendix “B” and with the exception of the ones that in case of non-payment, either jointly or individually, could not reasonably be expected to have a Significant Adverse Effect.

(ii)                                   The Borrower and its Subsidiaries have obtained all related environmental, health and security permits necessary or required for its operations, all those permits are in full force and the Borrower and its Subsidiaries are in compliance with all relevant terms and conditions pursuant those permits, with the exception of what is listed in Appendix “B” or with the exception that in case they do not obtain or maintain in full force and effect any of those permits or are in non-compliance with the relevant terms of those permits, individually or collectively, could not reasonably be expected to have a Significant Adverse Effect.

(iii)                                To the best of their knowledge, after a reasonable investigation, no Asset property of the Borrower or any of its Subsidiaries, or operated by the latter, currently or in the past, (including soil, groundwater, surface water, constructions or other structures) have been contaminated with a substance that reasonably may require an investigation or correction under any Environmental Law nor have incurred in any responsibility by the emission of substances in third party’s properties, with the exception for those that, individually or collectively, could not reasonably be expected to have a Significant Adverse Effect; and

(iv)                               Nor the Borrower or any of its Subsidiaries have received any notice, demand, claim or request of information indicating that they may have breached or are subject to any responsibility under the Environmental Law or under any judgment, decree, precautionary warrant or any other type with any Governmental Authority pursuant any Environmental Law, with exception on the list contained in Appendix “B” or with the exception for those that, individually or collectively, could not reasonably be expected to have a Significant Adverse Effect.

(j)                                      Compliance with the Social Security Law; Etc. The Borrower and is Relevant Subsidiaries are in compliance with all Legal Requirements in matters of social security, except to the extent that the breach thereof could not reasonably be expected to have an Adverse Effect Relevant.

(k)                                           Assets, Patents, Licenses; Etc.

(i)                                      The Borrower and its Subsidiaries have title or a valid lease agreement pursuant all Assets that are reasonably necessary or utilized in the ordinary curse of business or that may be relevant for such businesses, except to the extent that the lack of such ownership or valid lease, individually or collectively, could not reasonably be expected to have an Adverse Effect Relevant.

(ii)                                   The Borrower and its Subsidiaries are owners or have licenses or have the right to utilize all trademarks, registered names, copyrights, patents, franchises, licenses authorizations, other intellectual property and other rights that are reasonably necessary for the business operation, without conflict with the rights of other Person, except to the extent that the lack of such licenses or rights, individually or collectively, could not reasonably be expected to have an Adverse Effect Relevant.

(iii)                            The Borrower and its Subsidiaries have insurance policies with insurance companies strong, responsible and prestigious in the amounts and coverage are usually hired by prestigious companies involved in similar businesses that operate and / or have property similar to those owned and / or operated by the Borrower or any Subsidiary, as applicable, in the same general areas in which the Borrower and / or the Subsidiary owns and / or operates its property, in accordance with common industry practice except to the extent that the lack of such insurance policies, individually or collectively, could not reasonably be expected to have an Adverse Effect Relevant.

(l)                                  Subsidiaries.

(i)                                      A complete and accurate list of Relevant Subsidiaries of Borrower to the Closing Date, showing the same name, jurisdiction of incorporation and the percentage of shares owned by the Borrower and each Subsidiary’s Relevant Borrower is in the Appendix “C” of this Agreement.

(ii)                               A list of all agreements and contracts, which in their terms, expressly prohibit or limit the payment of dividends or other distributions to Accredited Relevant Subsidiaries or the granting of credits to a Subsidiary Relevant Accredited found in Appendix “D” except for those agreements and contracts were concluded after from the time of closing and as may be permitted by Clause Tenth, subsection (e).

(m)                                        Commercial Transactions.  Borrower’s obligations under this Agreement and the Promissory Notes are commercial in nature and are subject to the rules of civil law and commercial underwriting and compliance with this Agreement constitute commercial acts private rather than public or government and is accredited subject to legal action regarding their obligations under this Agreement.

(n)                                          Legal Form. This Agreement contains, and the Promissory Notes once they are signed and delivered, will be legally sufficient to require compliance to be accredited under the laws of Mexico.

(o)                                          Full Disclosure.  All written information other than information for use in the future they have been delivered by the Borrower to the Administrative Agent or any Creditor for purposes of or in connection with this Agreement is, and all such information is delivered in the future by the Borrower the Administrative Agent to any Creditor will be, true and correct in all material respects to the date on which such information has been generated as indicated in the submission. All written information, for use in the future, given the Administrative Agent or the Creditors has been prepared in good faith, based on assumptions that the Borrower believes are reasonable. The Borrower has informed the Administrative Agent and the Creditors, in writing, all the facts he knows and believes that could reasonably be expected to have a Significant Adverse Effect.

(p)                                          Proceeds of the Credit. The Borrower will use the proceeds of the Credit (as such term is defined below) solely for the refinancing of debt of Borrower and the remainder, if any, for general corporate purposes of the Borrower, on the understanding that the creditors will not responsibility for the destiny to which such funds are applied.

(q)                                          Representation. The attorney in fact for the Accredited appears to the execution of this Agreement and the other Credit Instruments, has sufficient powers to force the terms of the Credit Instruments (including, without limitation, the Promissory Notes), and these powers of attorney have not been revoked or limited in any way, as of the date of execution of this Agreement.

(r)                                             Administrative Agent’s Existence. Expressly recognizes the existence of the Administrative Agent and the legal capacity of the latter to act as Administrative Agent on behalf of and for the benefit of creditors in the execution of this Agreement and the capacity and powers of attorney of its legal representative to sign this Agreement.

II.                                     The Agent states that:

(a)                                  Is a financial institution organized under the laws of Mexico, be authorized under its corporate purpose to enter into this Agreement.

(b)                                 Its attorney in fact has sufficient authority to force the terms of this Agreement and the Loan Documents, and such powers have not been revoked or limited in any way, as of the date of execution of this Agreement.

III.                                 Each Creditor states that:

(a)                                  Is a financial institution organized under the laws of Mexico, be authorized under its corporate purpose to enter into this Agreement.

(b)                                 Its attorney in fact has sufficient authority to force the terms of this Agreement and the Loan Documents, and such powers have not been revoked or limited in any way, as of the date of execution of this Agreement.

(c)                                  Based on the above-mentioned recitals, the Creditor is willing to grant the loan requested by the Borrower in accordance with the terms and subject to the conditions contained in this Agreement.

(d)                                 Expressly recognizes the existence of the Administrative Agent and the legal capacity of the latter to act as Administrative Agent on behalf of and for the benefit of creditors in the execution of this Agreement and the capacity and powers of its representative to sign this Agreement.

Under the foregoing, the parties agree as follows:

CLAUSES

FIRST. Definitions. (a) The following terms used in capitals in this Agreement, have the meanings specified below (all terms of this Clause First and the other provisions which are used in the singular in this Agreement shall have the same meaning when used in the plural and vice versa):

“Borrower” has the meaning given to it in the preface of this Agreement.

“Creditor” or “Creditors” has the meaning given to it in the preface of this Agreement.

“Creditor Originator” has the meaning ascribed in the Fourteenth Clause, paragraph (e) of this Agreement.

“Assets” means any assets, income or any other tangible or intangible, including the right to receive income.

“Debit” or “Debt” means, with respect to any Person, at any time and without duplication:

(i)                                     any obligation of such Person with respect to money borrowed, and any obligation of such Person documented by bonds, promissory notes, debentures or similar instruments;

(ii)                                  any obligation of such Person in respect of a lease or lease with option to purchase, in accordance with IFRS (or, in the case of persons organized under the laws of any State of the United States of America generally accepted accounting principles accepted in the United States or “U.S. GAAP”), is treated as a finance lease or capital;

(iv)                              any third-party debt secured by a Lien on any asset of such Person, such Person whether or not to assume that debt;

(v)                                 any obligation of such Person to pay the deferred purchase price of assets or services if such deferral extends for a period exceeding more than 60 (sixty) days;

(vi)                              all guarantee obligations by the Borrower with respect to obligations of third parties relating to the Business Main Credited to the date hereof;

notwithstanding the foregoing, the following requirements shall be expressly excluded from the definition of Indebtedness: (i) accounts payable to suppliers, including any obligation in respect of letters of credit have been issued for the payment of accounts payable to suppliers (ii) accrued expenses and payable in the ordinary course of business, (iii) advances and deposits received from customers in the ordinary course of business, and (iv) obligations to ad valorem taxes, value added taxes, or any other tax or government official.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Control to, is Controlled by, or is under common control with, such Person.

“Export Credit Agency” means a financial institution officer, not Mexican, for the promotion of exports, duly recorded in Book I, Section 5 of the Registrar of Banks, Financial Institutions, Pension Funds and Retirement Funds Overseas investment of the Ministry of Finance for purposes of Rule II.3.9.1 Miscellaneous Fiscal Resolution for 2010 and Article 196-II of the Law of Income Tax (or any subsequent provision).

“Agent” o “Administrative Agent” has the meaning given to it in the preface of this Agreement.

“Governmental Authority” means any of the executive, legislative or judicial, regardless of how they act, whether federal, state or municipal, any governmental agency, dependency, decentralized agency or entity equivalent or any state department or other political subdivision thereof, or any governmental body, authority (including any central bank or fiscal authority) or any entity (including any court) exercising functions of government, executive, legislative, judicial, domestic or abroad.

“Perpetual Bonds” means perpetual bonds at 7.75% issued by the Borrower in an aggregate amount initial of USD $300,000,000.00 (three hundred million dollars 00/100), under the act dated December 3, 2004, concluded between the Borrower and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, NA, as trustee).

“Consolidated Equity” means, at any time, all amounts under IFRS should be included in stockholders’ equity in the consolidated balance sheet of Borrower and it’s Subsidiaries.

“Capital Stock” means shares, stocks, or similar instruments (regardless of denomination), representing the capital of a company, and any participation in a Person (other than a partnership) and any and all optional titles (warrants), duties or purchase options regarding the above.

“Assignment and Acceptance” has the meaning ascribed in the Fourteenth Clause, paragraph (a) of this Agreement.

“Assignee” has the meaning ascribed in the Fourteenth Clause, paragraph (a) of this Agreement.

“Eligible Assignee” means (i) a Creditor, (ii) a Subsidiary and / or Subsidiary of a Creditor to the extent that such Person after the signing of an Assignment and Acceptance is entitled to receive additional amounts under the terms of Clause Eighth subsection (b) (i) in an amount not exceeding the amounts that the transferor would be entitled to receive if the transferee shall have been a foreign financial institution or a Mexican financial institution, (iii) a foreign financial institution, (iv) Agency for Export Credits (v) a Mexican financial institution, or (vi) any other person other than a natural person approved by the Accredited in its sole discretion, with the understanding that regardless of this, the “Eligible Assignee” shall not include the Borrower or any of the Subsidiaries or Affiliates thereof.

“Compromise” means, for each Creditor, the obligation of the creditor to grant credit in a principal amount not exceeding the amount set forth opposite its name in Exhibit “2” of this Agreement.

“Agreement” has the meaning given to it in the preface of this Agreement.

“Hedging Agreement” means (i) any and all derivative transactions, swap transactions, interest rate, variable rate swaps, credit derivative transactions, forward transactions, interest rate swaps, commodities (commodity swaps), options of materials commodities, forward contracts for raw materials, stock swaps or options or stock index, bond or bond price or bond index swaps or options or forward bond or forward bond price or bond index transactions, forwards, options interest rate, foreign exchange transactions forward, transactions roof, minimum floor transactions, transactions, collar transactions, currency swap, cross-rate swap transactions of foreign exchange, currency options, spot contracts, options on swaps, transactions forward purchases, future transactions, or any other similar transaction or options or any other transaction involving or resolved by reference to one or more rates, currencies, commodities, equity instruments or equity securities or debt or any combination thereof (including any option to hold any of the foregoing), whether or not such transactions are regulated or subject to any framework contract and (ii) any transaction of any kind, and related confirmations, which are subject to the terms and conditions or regulated by, any framework agreement published by the international Swaps and Derivatives Association, Inc., any international framework contract rate, or any other agreement (any framework contract, together with any related annex, a “Framework Agreement”), including any obligation of that nature or obligations under any Master Agreement.

“Allowed Hedging Agreement” means any contract that (i) is not for speculative purposes and has not been signed or maintained in order to profit from changes in the stock market, (ii) is based or associated with the underlying value of a product instrument, securities, commodities, interest rates, currencies, indices or measures of risk or value to be used by the Borrower or any of its Subsidiaries in the ordinary course of business, and (iii) comply with the Coverage Policy.

“Control” means the power to determine the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

“Credit” means the term loan that creditors together or each individually according to its Commitment available to the Borrower under this Agreement.

“Borrower’s Account” means the bank account maintained by the Borrower with BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer and specified in the document attached hereto as Exhibit “3”.

“Agent’s Account” means Account No. 0182605430 maintained by the Administrative Agent at BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer or any other account that you notify the Administrator in writing to the Borrower in lieu of that account.

“Total Bank Debt” means, at any time, on a consolidated basis and without duplication, the unpaid principal balance of all debt on money borrowed from the Borrower and its Consolidated Subsidiaries and obligations guaranteed by the Borrower in respect of obligations of third parties related Borrower’s Principal Business.

“Business Day” means any day on which commercial banks in Mexico City, Distrito Federal, Mexico, to carry out their operations and are not authorized to close. Notwithstanding the foregoing, for purposes of this Agreement, Saturdays, Sundays and December 31 of each year shall not be considered as a Business Day.

“Disposition” means the disbursement made by the creditors, through the Administrative Agent, on behalf of the Borrower.

“Credit Instruments” mean, this Agreement, the Promissory Notes and any other document executed and/or granted in connection with or pursuant to this Agreement, including, where appropriate, amendments, supplements or additions.

“Significant Adverse Effect” means a change, condition or event in operations, projects, businesses, assets, liabilities (actual or contingent) assets, liabilities or condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as affecting a whole so relevant: (i) the ability by the Borrower to meet its obligations under any Credit Instrument, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document or (iii) the rights and remedies of the Administrative Agent or the Creditors under the Credit Instruments.

“Fiscal Exercise” means any period beginning on January 1 and ends on December 31 of each calendar year.

“Cash Equivalents” means, on any date: (i) any direct obligation (or unconditionally guaranteed by) the United States or a State of that country or any country of the Organization for Economic Cooperation and Development or any other government foreign country where the Borrower or any of its Subsidiaries may perform operations or operations at the time, (or any agency or political subdivision thereof, provided that the obligation is supported by the full faith and credit of the United States of America or by any State of this country, any country of the Organization for Economic Cooperation and Development or by the foreign government of the country where the Borrower or any of its subsidiaries may engage in activities or operations at the time) and the maturity not exceeding one year, (ii) commercial paper maturing not more than 270 (two hundred seventy) days from the date of issuance and be issued by any of the following: (a) any company with an A -1 or more for S & P or P-1 or higher by Moody’s or any Creditor (or its holding company), or (B) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after the date of issue, which has been issued by a bank that has: (1) a credit rating of A2 or higher by Moody’s or A or higher by S & P, and (2) a capital and a surplus of capital which together exceed the United States $500,000, 000.00 (five hundred million dollars 00/100).

“EUA$” or “Dollars” means U.S. dollars, legal currency of the United States of America.

“Event of Default” has the meaning ascribed in the Twelfth Clause, of this Agreement.

“Closing Date” means the date on or before June 17, 2011, in which the Administrative Agent notifies the Borrower that all conditions specified in subsection (a) of Clause Eleventh are satisfied or deemed satisfied.

“Disposition Date” has the meaning ascribed in the Thirteenth Clause, paragraph (a) of this Agreement.

“Interests Payment Date” has the meaning ascribed in the Fourteenth Clause, paragraph (b) of this Agreement.

“Principal Payment Date” has the meaning ascribed in the Sixth Clause of this Agreement.

“Maturity Date” means June 17, 2008.

“Responsible Officer” means, with respect to any Person, the General Director, the Director of Finance, the Treasurer or any other officer with similar or equivalent position.

“Consolidated Financial Expenses” means, for any Measurement Period in respect of the Borrower and its Consolidated Subsidiaries, the sum of: (i) all interest, premium payments, fees, charges and expenses of the Borrower and its Consolidated Subsidiaries relating to borrowed money (including capitalized interest) or related to the deferred purchase price of assets, provided that in each case is treated as interest in accordance with IFRS and (ii) the portion of rental expense of the Borrower and its Consolidated Subsidiaries, with over that period, under leases or financial capital is treated as interest in accordance with IFRS.

“Gimsa” means Grupo Industrial Maseca, S.A.B. de C.V.

“Lien” means, in relation to any asset, any mortgage, pledge, charge, guarantee, assignment, limitation domain or encumbrance of any kind with respect to such assets.

“Taxes” has the meaning given to it in Clause Eight, paragraph (b) (i) of this Agreement.

“Default” means any event, act or situation that notification or with the passage of time or both, would (if not cured, waived or otherwise remedied) an Event of Default.

“Leverage Index” means, at the end of last fiscal quarter, the ratio of: (i) Total Bank Debt to last day of such Fiscal Quarter of (ii) the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries determined for Period corresponding measurement.

“Interest Coverage Ratio” means the last day of any Fiscal Quarter, the ratio of: (i) the Consolidated EBITDA of (ii) Consolidated Interest Expense determined for the relevant measurement period.

“Foreign Financial Institution” means a creditor or a financial institution not Mexican: (i) recorded in Book I, Section 1 or Section 2 of the Register of Banks, Finance, Pensions and Retirement and Investment Funds Overseas the Ministry of Finance for purposes of Rule II.3.9.1 Miscellaneous Fiscal Resolution for

2010 and Article 195-I of the Income Tax (or any subsequent disposal applicable); (ii) who is resident (or, if such person was giving the credit institution through a branch or agency, whose main office is resident) for tax purposes in a jurisdiction with which Mexico has signed a treaty to avoid double taxation that was in force, and (iii) who is the beneficial owner of any interest paid under this Agreement.

“Mexican Financial Institution” means a credit institution organized and existing under the laws of Mexico and duly authorized to carry out credit operations in Mexico by the Treasury Department.

“Investment” means, with respect to any Person, any acquisition or investment by such Person by: (i) the purchase or acquisition of Capital Stock or other equity securities of another Person, (ii) a loan, advance or contribution capital, or debt security, or the purchase or acquisition of any other debt or equity interest in another person, including any limited liability company or joint venture in such Person, or (c) the purchase or acquisition (in an operation or series of transactions) of all or a substantial part of the business or assets of any Person or assets of any Person constituting a business unit. For purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without any adjustments for subsequent increases or decreases in the value of that investment.

“Capital Expenditures” means, for any period, without duplication, any expenses of the Borrower and its Subsidiaries disbursed to acquire fixed assets or capital assets relating to the Borrower’s Principal Business in accordance with IFRS, would be classified as investments capital.

“Environmental Laws” means any law, regulation, order, statute, rule, code, injunction, judgment, decree or agreement applicable to the Borrower or any of its Subsidiaries issued, promulgated or entered by or with any Governmental Authority relating to pollution or environmental protection, environmental treatment, storage, disposal, release or threat of release or hazardous materials, including without limitation the General Law of Ecological Equilibrium and Environmental Protection, the General Law for Hazardous Waste Management, the rules techniques drawn under them, and any other laws, rules and state regulations related to environmental matters and any specific agreements Accredited or any of its subsidiaries entered into with the competent authorities to include obligations related to environmental issues.

“Applicable Margin” means the rate (expressed in basis points (bps)) to be added to the TIIE rate on the total amount available during the term of this Agreement and which is calculated in accordance with changes in the leverage ratio in accordance with the following:

Year	<= 2.0x	>2.0x a <=2.5x	>2.5x a <=3.0x	>3.0x a 3.5x
From June 17, 2011 to June 16, 2012	137.5 pb	150.0 pb	162.5 pb	175.0 pb
From June 17, 2012 to June 16, 2013	137.5 pb	150.0 pb	162.5 pb	175.0 pb
From June 17, 2013 to June 16, 2014	162.5 pb	175.0 pb	187.5 pb	200.0 pb
From June 17, 2014 to June 16, 2015	162.5 pb	175.0 pb	187.5 pb	200.0 pb
From June 17, 2015 to June 16, 2016	162.5 pb	175.0 pb	187.5 pb	200.0 pb
From June 17, 2016 to June 16, 2017	187.5 pb	200.0 pb	212.5 pb	225.0 pb
From June 17, 2017 to June 17, 2018	187.5 pb	200.0 pb	212.5 pb	225.0 pb

“Majority Creditors” means Creditors who are holders of at least 51% (fifty one percent) of the unpaid balance of Credit.

“Mexico” has the meaning ascribed in the Recital I subsection (a) (i) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Core Business” means, with respect to the Borrower and its Subsidiaries, production and distribution of corn flour, production and distribution of tortillas and related products, production and distribution of wheat flour and other food related business in the which the Borrower and its Subsidiaries are involved regularly, or may be involved or their ancillary businesses or to support them.

“NIF” or “FRS” means the financial reporting standards issued by the Mexican Board for Research and Development of Financial Reporting Standards, A.C., in Mexico and regularly applicable accounting principles generally accepted in Mexico to replace them under the applicable law, if applicable.

“IFRS” means International Financial Reporting Standards (International Financial Reporting Standards or “IFRS” for its acronym in English) issued by the “International Accounting Standards Board” (IASB).

“Disposition Notice” has the meaning ascribed in Section III, subsection (b) of this Agreement.

“Contractual Obligation” means, with respect to any Person, any agreement, contract, agreement, of which the person is a party or by which it or its assets are committed or obliged.

“Obligation to Indemnify” has the meaning given to it in Clause Twenty-third of this Agreement.

“Guarantee Obligation” means, in relation to any person: (i) any obligation of such Person, direct, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation for payment or performance of another person (the “principal”) in any way, whether directly or indirectly, and including the creation of collateral and any obligation of such Person, directly or indirectly, (A) to purchase or pay (or advance or provide funds for the purchase or payment of) such Indebtedness or other obligation, (B) to purchase or lease property, securities or services in order to guarantee the beneficiary of such Indebtedness or other obligation, payment or performance of the Indebtedness or other obligation, (C) to maintain working capital, capital stock or other financial condition or liquidity of the principal so as to enable the beneficiary to pay such Indebtedness or other obligation, or (D) held in order to guarantee otherwise the creditors in respect of such Indebtedness or other obligation of payment or performance thereof or to protect creditors against loss in respect thereof (in whole or in part), or (ii) any Lien on any asset of such Person guaranteeing any Indebtedness or other obligation of any other Person, whether such Indebtedness or other obligation whether or not assumed by such Person, but in all cases the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be considered as an amount equal to the amount expressed or determinable from the related primary obligation, or a portion thereof, in respect of which it is assumed that Obligation Guarantee or, if not open or not determinable, then the maximum liability is reasonably anticipated for the same as determined by the guarantee of good faith.

“Promissory Note” or “Promissory Notes” has the meaning ascribed in Clause Third, subsection (d) of this Agreement.

“Prepayment” has the meaning ascribed in Clause Seventeenth, subsection (a) of this Agreement.

“Restricted Payment” means in relation to any Person (i) any dividend or other distribution (whether in cash, securities or other assets) held for the holders of shares representing the capital stock of the Borrower or any Capital Stock of its Subsidiaries; and (ii) any payment (whether cash, securities or other assets), including any sinking fund or similar deposit, purchase, redemption, retirement, acquisition, cancellation of the shares representing the capital stock of the Borrower or any of its subsidiaries or relating to any option or other right to acquire any such shares representing the capital stock in such Person.

“Participant” has the meaning ascribed to such term in clause Fourteenth, subsection (e) of this Agreement.

“Interest Period” means each quarterly period based on which to calculate interest earned by the principal of the Loan; provided that (i) the first Interest Period will begin (including) the date of disposal and end (excluding) the last Business Day of the third calendar month following that in Provision is made, (ii) each subsequent Interest Period will begin (including) the last day of the immediately preceding Interest Period and end (exclusive) the last Business Day of the third calendar month following row, and (iii) no Interest Period shall extend beyond the Maturity Date.

“Measurement Period” means any period of four (4) consecutive fiscal quarters of Borrower, ending with the last Fiscal Quarter ended, taken as one accounting period.

“Person” means an individual, morality, society, business trust or other trust that intends to operate as an independent vehicle, joint venture, partnership irregular, joint venture or other business entity or Governmental Authority, whether with or without legal personality.

“Peso”, “$” or “Pesos” means the legal currency in Mexico.

“Disposal Period” has the meaning ascribed in Section III, subsection (a) of this Agreement.

“Coverage Policy” means the coverage policy of the Borrower and its Subsidiaries with respect to the holding of Hedging Contracts, a current copy of which is attached as Exhibit “4” to this Agreement and as it is periodically modified with the approval of Borrower’s board or committee of the board concerned.

“Registry” has the meaning ascribed to such term in clause Fourteenth, subsection (c) of this Agreement.

“Legal Requirement” means, with respect to any Person, any law, treaty, rule, regulation or order, decree or other determination of an arbitrator or court or any Governmental Authority, including any Environmental Law, which in all cases be applicable or binding upon such Person or any of its property or for which such Person or its assets are subject.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, trust, estate or other entity of which (or in which) more than 50% of (a) in case of a company, shares issued and outstanding capital stock entitled to vote, (b) in the case of a limited liability company, partnership, or joint venture, the company’s shares or the equity or profits of such limited liability company, partnership or joint venture, or (c) in case of a trust or similar figure, the right to participate in the equity of it, is then directly or indirectly owned or controlled by, (i) such Person, ( ii) such Person and one or more of its Subsidiaries, or (iii) one or more of the Subsidiaries of such Person.

“Consolidated Subsidiary” means, with respect to the Borrower, any Subsidiary or other entity whose accounts under IFRS, consolidated with the Borrower in the Borrower’s consolidated financial statements, and at any time with respect to any Person, any Subsidiary or other entity whose accounts would be consolidated with those of such Person in the consolidated financial statements of such Person on such date.

“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower which meets the following conditions:

(i) If the investments of the Borrower and its Subsidiaries in such Subsidiary or advances of such investments exceed 10% (ten percent) of total assets of the Borrower and its Consolidated Subsidiaries as of the end of last fiscal year of the Borrower; or

(ii) If the proportionate share of the Borrower and its Subsidiaries in total assets (after offsets between companies) of such Subsidiary exceeds 10% (ten percent) of total assets of the Borrower and its Consolidated Subsidiaries as of lock the last fiscal year of Borrower, or

(iii) If the interest of Borrower and its Subsidiaries on income before income tax and employee profit sharing under the applicable law of matter, of such Subsidiary exceeds 10% (ten percent) of income of the Borrower and its consolidated Subsidiaries as of the end of last fiscal year, calculated based on the last audited financial statements (or financial statements, as applicable) of the subsidiary on that date and the latest audited consolidated financial statements the Borrower and its Subsidiaries on that date; in the understanding that, notwithstanding the foregoing, the Venezuelan Subsidiaries will not be considered Relevant.

“Venezuelan Subsidiaries” means (i) Derived from Selected Corn, S.A. and Molinos Nacionales, C.A., along with their direct and indirect subsidiaries and (ii) any Subsidiary of the Borrower to be lodged after the date of this Agreement if such new Subsidiary is constituted under the laws of the Republic of Venezuela.

“S&P” means Standard & Poor’s.

“Interest Rate” has the meaning ascribed to such term in clause Fourteenth, subsection (a) of this Agreement.

“Moratorioum Interest Rate” has the meaning ascribed to such term in Clause Fifth of this Agreement.

“TIIE Rate” means, for each Interest Period, the Interest Rate Term Interbank Equilibrium of 91 (ninety one) days, published by the Bank of Mexico in the Official Gazette on the first day of such Interest Period corresponding with the understanding that if the first day of such Interest Period is not a Business Day, the TIIE rate will be that published on the Business Day immediately preceding the date of commencement of such Interest Period on the Business Day or more next.

In the event that the Bank of Mexico fails to publish the price of the TIIE rate, either temporarily or permanently, the Interest Rate will be calculated on the basis that the Bank of Mexico determined to be a substitute for the TIIE rate. In the event that the Bank of Mexico does not publish a rate to replace the TIIE rate, the Creditors and the Borrower shall determine, in good faith, by mutual written agreement, the replacement rate corresponding with the understanding that:

(i) during the period from the date that this levy be published and the date of publication of the replacement rate, is being republished TIIE Rate or the parties agree to substitute rate, by the principal of the Credit bear interest at the Interest Rate that was applicable during the last Interest Period;

(ii) if the TIIE rate published ceases for a period of more than 91 (ninety one) calendar days without the Bank of Mexico has issued a replacement rate and the Creditors and the Borrower fail to reach agreement on the rate replacement within that period, the replacement rate will be that market rate indicated by the creditors to establish a financial cost similar to the TIIE rate and you will be notified in writing to the Borrower, plus the Applicable Margin, and

(iii) any replacement rate determined under subparagraph (i) and (ii) above shall cease to apply from the Interest Period following the date on which the Bank of Mexico publishes again TIIE rate or the rate that replaces .

“Transfer” means the sale, assignment, license or other disposition of property (including any sales transaction with resale (sale and lease back)) of any assets by any person, which does not occur in the normal course of business including any sale, assignment, transfer or other disposition of property, with or without recourse, of any instrument or receivables or rights and claims associated with them; provided, however that any financing involving or is guaranteed by the future sale of accounts receivable (or any similar financing transaction) will not be considered as a sale or disposition of property occurred in the normal course of business.

“Fiscal Quarter” means any period of three (3) consecutive calendar months, ending March 31, June 30, September 30 or December 31 of each year.

“Consolidated EBITDA” means for any measurement period for the Borrower and its Consolidated Subsidiaries, an amount equal without duplication, the sum of: (i) the consolidated operating income and (ii) the amount of expenses depreciation and amortization to be deducted during the period of measurement in determining such consolidated operating income in each case determined in accordance with IFRS.

(b) Any accounting term not defined specifically in this Agreement and all financial information that the Borrower or any other Person be delivered under this Agreement shall be construed, prepared and, where appropriate, will be consolidated under IFRS.

(c) Any reference in this Agreement to a clause, subsection, paragraph, appendix or similar, be read as a reference to a clause, subsection, paragraph, appendix or the like of this Agreement, unless specifically stated that the clause, subsection, paragraph, appendix or similar refers to another document.

SECOND. Line of Credit. (a) Credit. Subject to the terms and conditions agreed in this Agreement, the Creditors agree to make available to the Borrower an amount not to exceed $1,200,000,000.00 (one billion two hundred million pesos 00/100), amount that is not covered by the interest, fees and expenses incurred in connection with the Credit. Credit amounts provided for under Clause Third and paid (in whole or in part) by the Borrower or on his behalf may not be re-arranged by the Borrower.

Subject to compliance by the Borrower of the conditions set out in Clause Eleventh of this Agreement, each of the Creditors will be required to provide the proportional share of credit as would be consistent with its commitment to an amount not exceeding the amount its Commitment in accordance with the provisions of Exhibit “2” of this Agreement.

THIRD. Disposition of Line of Credit.

(a) Time limit for disposal. As of the Closing Date, the Borrower shall within 15 (fifteen) days to request the disbursement of Credit in a single Disposition under this Agreement (the “Disposal Period”). The Disposition will be made on any Business Day during the Disposal Period (the “Disposal Date”).

(c) Request for Disposition. The Disposition under the Credit will be made by irrevocable written request to sign the Borrower (a “Disposition Notice”) and deliver to the Administrative Agent before 13:00 pm (Mexico City) at least (2) two Business Days before the Date of Disposal during the Disposal Period, and in which you specify, at least, (i) the amount of the Disposition, which shall not exceed an amount equal to the sum of the Commitments and (ii) Disposition Date, which shall be a Business Day.

(c) Disposition. The obligation of Creditors to perform the Disposition under this Agreement is subject to the Borrower’s compliance with each and every one of the conditions set out in Clause Eleventh of this Agreement, with the understanding that, in case Disposition Date has not occurred later than the expiration of the Term of Arrangement Creditors required to make available to the Accredited Credit shall terminate immediately and thereafter there shall be no obligation to Creditors under this Agreement or the documents Credit. The Disposition shall be made by each Creditor in proportion to the amount of its Commitment.

(e) Promissory Notes. The Disposition shall be made against delivery by the Borrower to each of the respective Creditors of a Promissory Note signed by the Borrower, as debtor, substantially in the terms of the format contained in Exhibit “5” of this Agreement (a “Promissory Note”). The parties agree that in case of any discrepancy between the provisions of this Agreement and the provisions of any of the Promissory Notes, this Agreement shall prevail, in the understanding that, the Creditors may apply to the replacement of Promissory Notes for Promissory Notes that reflect the terms of this Agreement.

(e) Disbursement of Resources. Once the Administrative Agent receives a Notice of Disposal, this will give immediate notice to all Creditors of the receipt of such Notice of Disposal and the amount of the Disposition that corresponds to each Creditor in proportion to their commitment. Each Creditor shall deposit the amounts as are appropriate under this provision Commitment in the Agent’s Account before 12:00 pm (Mexico City) on the Closing Date of Arrangement so that the funds deposited Agent in the layout Date Account Credited.

No Creditor or the Administrative Agent shall be liable for breach of any other Creditor to give its Line of Credit as per its commitment, and no Creditor shall have liability to the Administrative Agent or any Creditor for failure of the Creditor violated in the granting of the Line of Credit, according to its Commitment. In the event that a Creditor does not timely involved in the granting the Line of Credit it deserves according to his commitment on the Disposition Date and such failure continues until 12:00 pm (Mexico City) the Business Day following Disposition Date, the Creditor in breach will be responsible for any costs, losses and expenses incurred by the Administrative Agent and the other creditors, for the delay or non payment of the Disposition.

FOURTH. Interests. (a) The Borrower shall pay to the Creditors, without prior request, ordinary interest on the unpaid principal due of the Loan for each Interest Period from the date of disposal until the unpaid balance of Loan has been paid in full, an annual interest rate is equal to the TIIE rate applicable to each interest Period plus the applicable margin (the “Interest Rate”).

(b) Interest shall be payable on the last Business Day of each Interest Period (each, an “Interest Payment Date”), on the understanding that the final Interest Payment Date should occur precisely at the Maturity Date .

(c) The ordinary interest accruing hereunder shall be calculated by the days elapsed on the basis of a year of 360 (three hundred sixty) days, including the first such day but excluding the last.

FIFTH. Default Interests. In case of default in payment of any amount payable under this Agreement or the Promissory Notes (other than ordinary interest), penalty interest will accrue on the amount due and unpaid from the date on which such payment should be made until full payment, a annual rate equal to the applicable Interest Rate during the period in which the failure occurs and is continuing multiplied by 1.5 (one point five) (the “Moratorium Interest Rate”).

To calculate default interest, the applicable Moratorium Interest Rate will be divided between three hundred sixty (360) and the result will apply to unpaid balances and losers, resulting in the daily penalty interest, that the Borrower shall pay to the sight.

SIXTH. Repayment of the Loan. The Borrower shall pay to the Creditors the principal amount of the Credit in 6 (six) and subsequent semi-annual repayments on the Interest Payment Date for the corresponding month on the following schedule of depreciation (each a “Principal Payment Date”):

Principal Payment Date	Repayment Amount
December 2015	$60,000,000.00 (sixty million Pesos 00/100)
June 2016	$60,000,000.00 (sixty million Pesos 00/100)
December 2016	$60,000,000.00 (sixty million Pesos 00/100)
June2017	$60,000,000.00 (sixty million Pesos 00/100)
December 2017	$480,000,000.00 (four hundred and eighty Pesos 00/100)
Maturity Date	$480,000,000.00 (four hundred and eighty Pesos 00/100)

SEVENTH. Prepayments.

(a) The Borrower may prepay all or part of the unpaid balance of Credit (each, a “Prepayment”), plus any interest which may be incurred until the date of such prepayment, in the sense that, the Prepayment should always be done in an Interest Payment Date. The Borrower shall notify irrevocably to the Administrative Agent, with at least 3 (three) Business Days notice of its intention to make a Prepayment and the payment amount. Any partial prepayment shall be in a minimum amount of $50,000,000.00 (fifty million Pesos 00/100) and above that amount, in multiples of $10,000,000.00 (ten million pesos 00/100).

(b) In case that a Prepayment is made on a Interest Payment Date, the Borrower shall not be required to pay a fee or penalty. In case you make a Prepayment on a date other than an Interest Payment Date, the Borrower shall pay in conjunction with the Prepayment and interest charges for breach of funding by the Creditors or, as appropriate, on the understanding that the Creditor shall deliver to the Borrower a document which reasonably describe the calculations for the total amount of such charges, such determination being final and binding on the Borrower.

(c) Prepayments made under this clause shall apply in accordance with the provisions contained of this Clause Twelfth, subsection (c). The amounts paid in advance may not be re-arranged by the Borrower.

(d) In the event that the Borrower does not make any Prepayment which has been notified to the Creditors on the date scheduled for the same, the Borrower shall pay to the Creditors, as soon as requested, any cost or expense incurred by any Creditor in connection with such Prepayment, upon verification by the respective creditor.

EIGHTH. Location and Payment Terms. (a) the Borrower shall make all payments of principal, interest, fees and any other amount payable in respect of the Credit, free of taxes, duties, contributions, withholdings, deductions, charges or any other tax liability payable under the laws, regulations and other applicable laws in Mexico, without compensation, in immediately available funds, up to 12:00 pm (Mexico city, Distrito Federal, Mexico) on the day of expiry of the payment in question, in the understood that, if such payment is received by the Administrative Agent after 12:00 pm (Mexico city, Distrito Federal, Mexico), such payment shall be deemed made on the Business Day immediately following its receipt. Such payments shall be made in pesos, to Agent’s Account. The Administrative Agent, the same Business Day of receipt of payment from the Borrower under the terms of this Clause, distributed to each of the creditors of any share (determined by taking into account the commitments set out in Exhibit “2”) each payment by the Borrower to the Administrative Agent shall have received, on the understanding that the Administrative Agent shall have no obligation to carry out any such distributions, but until you actually have received the payment of Accredited.

(b) (i) If applicable any tax, fee, contribution, tax, withholding, deduction, charge, encumbrance or other tax liability along with interest, surcharges, penalties, fines or charges derivatives thereof (“Taxes”) on payments of principal, interest, commissions and any other amount payable in respect of the Credit, the Borrower shall pay additional amounts as necessary to the relevant tax authority, on behalf of the creditors, the amount of any such taxes, and pay the Creditors additional amounts required to ensure that Creditors receive the same amounts they had received, not apply such taxes and deliver to the Creditor for the original receipts or other evidence satisfactory to the Creditor, to pay any tax within 30 (thirty) days from the date the tax or withholding is due and payable in accordance with applicable laws. This shall not apply in respect of income tax or similar tax payable by the creditors or any assignee under this Contract on its income or total assets according to the laws, regulations and other applicable laws in Mexico or any jurisdiction in which resident, the legally constituted or permanent establishment has such Creditor or Assignee.

(ii) The Creditor shall immediately notify the Borrower and the Administrative Agent of any request, notice, demand of payment or any notice received from any authority with respect to taxes, to the Borrower promptly meets this requirement, notification demand or notice, pay the tax and hold the Creditor harmless with respect to such request, notice, demand or notice of payment, on the understanding that, in this case, the Creditor shall deliver to the Borrower any document which the Creditor owns or copy, which requires the Borrower in respect of any proceedings relating to such request, notice, demand of payment or notice.

(iii) The Borrower’s obligations under this paragraph will survive all other obligations of Borrower under this Agreement and the Promissory Note.

(c) Payments received by the Administrative Agent shall be applied in the order set out in Clause Twelfth, subsection (c) of this Agreement, as applicable.

(d) If any payment obligation of the Borrower shall overcome one day which is not a Business Day or on a day that does not exist in the calendar month in which such payment should be made, such payment shall be the immediately preceding Business Day.

NINTH. Affirmative Covenants. As of the Closing Date and as long as any amount payable under the Credit Instruments remains unpaid, the Borrower agrees to the following:

(a) Financial Statements and Other Relevant Information.

The Borrower shall deliver to Administrative Agent:

(i) As soon as they become available within 120 (one hundred twenty) calendar days after the close of each fiscal year, consolidated financial statements for that Fiscal Year, audited by independent accountants of international renown, including an annual balance sheet ruled and the related consolidated income statements, statements of changes in stockholders’ equity and changes in financial position prepared in accordance with IFRS, which shall provide, in accordance with IFRS, the financial condition of Borrower and its consolidated Subsidiaries to close of each fiscal year and the results of operations of the Borrower and its Consolidated Subsidiaries for such fiscal year, audited by accountants of recognized international prestige.

(ii) As soon as they become available within 60 (sixty) days after the close of each of the first three fiscal quarters audited consolidated financial statements for each of such Fiscal Quarter, the Borrower and each of Consolidated Subsidiaries, including an unaudited consolidated balance sheet and consolidated income statements prepared in accordance with relevant IFRS, which shall submit, in accordance with IFRS the financial condition of Borrower and its Consolidated Subsidiaries at the close of the Fiscal Quarter and results of operations of the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and the Fiscal Year ended at that time, except for the absence of notes to the financial and tax estimates for closure and the resulting adjustments of the annual audit.

(iii) Along with the delivery of financial statements in accordance with subparagraph (i) and (ii) above, the Borrower shall deliver to Administrative Agent a Compliance Certificate substantially in accordance with the format in Exhibit “6”, signed by an Authorized Responsible Officer.

(iv) To the extent that subparagraphs (i) or (ii) above do not indicate otherwise, the Borrower shall deliver to the Administrative Agent, in a timely manner after they are publicly available, copies of all financial statements and financial reports recorded by the Borrower to any Governmental Authority (if necessary this record to those statements or reports available to the public) or registered with any stock exchange Mexican or foreign (including the Luxembourg Stock Exchange) and are available public.

(v) The Borrower shall deliver to the Administrative Agent, in a timely manner and request, or to any Creditor (through Administrative Agent), additional information concerning the business affairs, financial or corporate Borrower and its Subsidiaries as the Administrative Agent or Creditor may require it in any reasonable manner, including rules and regulations of credit information and money laundering.

(vi) The Administrative Agent shall deliver in a timely manner (and not later than within 5 (five) Business Days of receipt) to each Creditor copies of documents submitted by the Borrower pursuant to this subsection (a).

(b) Notice of Default and Litigation. The Borrower shall deliver to the Administrative Agent, within 5 (five) Business Days after the Borrower has knowledge (and the Administrative Agent shall deliver to each Creditor):

(i) a notice of any Default or Event of Default, signed by an Officer in Charge, describing such Default or Event of Default and the actions that the Borrower proposes to take to bring it about;

(ii) a notice of any suit, action, proceeding pending or threat thereof, instituted against the Borrower or any of its Subsidiaries to any Relevant Government Authority in which the actor has probability of obtaining judgment for that of be unfavorable to the Borrower or any of its Subsidiaries Relevant, either individually or together, could reasonably be expected to have a Significant adverse Effect, and

(iii) a notice of modification of any consent, license, approval or authorization is required for the conclusion or validity of this Agreement.

(c) Maintenance of Existence; Conduct of Business.

(i) The Borrower agrees and shall cause its Relevant Subsidiaries to: (A) maintain its corporate existence and all records necessary to do so, (B) take all reasonable measures to maintain all rights, privileges, titles, franchises and other necessary or desirable for the normal conduct of business activities or operations, and (C) maintain its assets in good condition and functioning, in the understanding that, this provision does not prohibit the transactions of the Borrower or its Subsidiaries Relevant allowed under Clause Tenth, subsection (c) of this Agreement, or require the Borrower to maintain the rights, privileges, titles or franchises or maintain the corporate existence of any Subsidiary if the Borrower determines in good faith that the maintenance or preservation thereof is no longer desirable for the conduct of business of the Borrower or its Subsidiaries Relevant and that the loss thereof could not reasonably be expected to have an Adverse Effect Relevant.

(ii) The Borrower agrees to continue and cause its Relevant Subsidiaries to continue the same line of business that currently operates the Relevant Borrower and its Subsidiaries.

(d) Insurance. The Borrower shall maintain and cause its Subsidiaries maintain insurance policies with insurance companies strong, responsible and prestigious in the amounts and coverages are usually hired by companies engaged in similar businesses stable and operating and/or have property similar to those that are owned and/or operated by the Borrower or any of its Subsidiaries, as applicable, in the same general areas in which the Borrower and/or the Subsidiary owns and/or operates its assets; provided that the Borrower and its Subsidiaries shall not be required to maintain such policies if their absence could not reasonably be expected to have an Adverse Effect Relevant.

(e) Maintenance of Governmental Authorizations. The Borrower shall maintain in effect all governmental approvals (including any exchange control approval), consents, licenses and authorizations that may be necessary or appropriate under any law or regulation applicable to the conduct of business (unless such failure to maintain approvals, consents, licenses or authorizations could not reasonably be expected to have an Adverse Effect Relevant) or for the performance of this Agreement and its validity and enforceability. The Borrower shall submit all necessary applications and will make every effort to obtain any additional authorization as soon as possible once it determines that such authorization or approval is required for the Borrower to meet its obligations under this Agreement.

(f) Use of Proceeds. The Borrower will use the funds derived from the Dispotition to refinance the Borrower’s debt and general corporate purposes, in the understanding that, the Creditors have no responsibility for the proceeds to which such funds are applied.

(g) Application of Income Cash Sales and Other Disposals of Assets. The Borrower shall apply and make its Subsidiaries to apply, 100% of net cash received from any sale, transfer, disposition or transfer of fixed assets (including those arising from any sale, transfer, disposition or transfer of assets resulting casualty or condemnation and including any amount received by any insurance policy that represents an insurance payment has not been applied and no payment will be applied to the repair or replacement of any fixed assets that may have been damaged or destroyed) for (i) payment of any Indebtedness existing at the time, (ii) investment in assets related to the Senior Accredited Business, or (iii) any combination thereof.

(h) Payment of Obligations. The Borrower shall pay and cause its Relevant Subsidiaries to pay all taxes, assessments, determinations and other governmental charges imposed on them, determined or required directly or any of its assets over its franchises, business, revenue or profit, before generated any fines or penalties and will pay all claims (including labor, services, materials and suppliers) on amounts due and are payable by law and which are or may become a lien on its assets, unless the lack of such payment could not reasonably be expected to have an Adverse Effect Relevant or if such office or claim has been contested in good faith by appropriate legal proceedings properly initiated and conducted, and the reserves or provisions required under IFRS, if any, is been formed.

(i) Priority. The Borrower shall cause the Credit at all times have priority of payment at least equivalent (pari passu) with respect to other unsecured Indebtedness of the Borrower and not subordinate (except those payment obligations that take precedence according to law) .

(j) Compliance with Laws. The Borrower shall comply and require its Relevant Subsidiaries to comply with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws and all Legal Requirements in labor and social security, except when compliance is contested in good faith through appropriate legal process properly initiated and conducted and reserves or provisions required under IFRS, in his case, has been formed, or whether non-compliance could not reasonably be expected to have Significant Adverse Effect.

(k) Maintenance of Books and Records.

(i) The Borrower shall maintain and cause its Subsidiaries established according to the laws of Mexico to keep the books, accounts and other records in accordance with IFRS and the Borrower shall bind its Subsidiaries organized under the laws of another jurisdiction to maintain its books and records in accordance either with accounting principles generally accepted in the applicable jurisdiction or IFRS.

(ii) The Borrower shall, and shall cause its Relevant Subsidiaries to allow the Administrative Agent to visit and inspect their respective assets and examine the corporate books, financial and operating records and, in reasonable time during normal business hours business as often as they wish in a reasonable manner with reasonable notice prior to the Borrower or the Relevant Subsidiary, in the understanding that when an Event of Default exists the Administrative Agent may perform the above-mentioned, at the expense of the Borrower at any time during the normal business hours without prior notice.

(l) Other Obligations. The Borrower, at its expense, shall execute and deliver to Administrative Agent all other documents, instruments and agreements, and make the necessary arrangements, all reasonably required by the Administrative Agent and/or their lawyers in order to allow the Administrative Agent or the creditors to exercise and enforce their rights under this Agreement and any Promissory Note and carry out the performance of this Agreement.

TENTH. Negative Covenants. As of the Closing Date and as long as any amount payable under the Credit Instruments remain unpaid, the Borrower agrees to the following:

(A) Liens. The Borrower shall not constitute, nor permit its Relevant Subsidiaries, either directly or indirectly, to constitute, incur, assume or permit to exist any Lien on its assets, present or future, except for:

(i) Liens consisting of any asset (or class of assets, in the case of a line of credit secured by inventory or accounts receivable) that exists on the Closing Date;

(ii) Liens on an asset made to ensure, in whole or in part, the purchase price of property or assets (including inventories) or a portion of the cost of construction, development, modification or improvement of property, facility or asset, Indebtedness incurred or assumed, or only to finance all or part of the cost of acquisition, construction, development, modification or improvement of property, construction or active, which is incorporated Lien on such property, construction or asset during the period for which its construction or asset has been constructed, developed, modified or improved, within 120 (one hundred twenty) calendar days after the acquisition, construction, development, modification or improvement thereof;

(iii) Liens of a Subsidiary that have been made previously that it made any Subsidiary of the Borrower, which (A) Debit guarantee not exceeding the total principal of the Indebtedness subject to such liens before the Subsidiary question became Subsidiary of the Borrower, (B) are not formed on assets other than the assets on which the lien was established before such Subsidiary became a Subsidiary of the Borrower, and (C) have not been established providing that such Subsidiary became a Subsidiary of the Borrower;

(iv) Liens on an asset existing at the time of acquiring such assets and has not been made in connection with, or considering, such acquisition;

(v) Liens on any asset (or class of assets, in the case of a line of credit secured by inventory or accounts receivable) to ensure an extension, renewal, refinancing or replacement Debit or credit line guaranteed by a Tax on referred to in subparagraphs (i), (ii), (iii) or (iv) above; provided that such Lien is limited to the assets (or class of assets, if a line of credit secured by inventory or accounts receivable) that are subject to such Lien existing prior to such extension, renewal, refinancing or replacement and, on the understanding that the principal amount of Indebtedness or the amount from line of credit secured by the Lien this does not increase immediately before or consideration of or in connection with such extension, renewal, refinancing or replacement;

(vi) Liens set up to ensure payment of taxes, fees, assessments and other charges imposed by Government Authorities, for which payment has not yet expired or for which payment is contested in good faith by appropriate legal proceedings initiated and conducted properly and which the reserves or provisions required under IFRS, they have been incorporated or, if Relevant Subsidiaries incorporated in another jurisdiction, as required by accounting principles applicable in such jurisdiction;

(vii) Liens incurred or deposits made in the ordinary course of business in relation to the payment of compensation to workers and obligations of social security;

(viii) Liens imposed by operation of law, for landlords, carriers, warehousemen, mechanics, material suppliers, service providers or similar repair arising in the ordinary course of business, for amounts that have not yet overdue or payment are challenging in good faith through appropriate processes properly initiated and conducted and for which the reserves or provisions required under IFRS, they have been incorporated or, if Relevant Subsidiaries incorporated in another jurisdiction, as required by accounting principles applicable in such jurisdiction ;

(ix) Liens consisting of lien or judgment, unless the judgment that it guarantees not be dismissed or suspended execution pending appeal within 60 (sixty) days after notification, or is not dismissed within 60 (sixty) days after the expiry of such suspension;

(x) Liens created in connection with the Permitted Hedge Agreements on cash or cash equivalents or the underlying commodity contracts such Permitted Coverage, to the extent that such contracts include coverage Permitted purchase or sale of such material premium, in the understanding that the market value of assets subject to such Lien does not exceed the sum whole of United States $50,000,000.00 (fifty million dollars 00/100) (or its equivalent in another currency) at any time.

(xi) Liens to ensure provision of credit for working capital not exceeding the total of the greater of: (A) USD $100,000,000.00 (one hundred million dollars 00/100) (or its equivalent in another currency), and (B) (1) 15% (fifteen percent) of the Consolidated Net Worth Accredited less (2) the amount of any Guarantee Obligation assumed by the Borrower or any of its Consolidated Subsidiaries in favor of parties other than the Borrower and its Subsidiaries consolidated, and

(xii) Liens related to bank overdraft protection or credit agreements entered into by the Borrower to secure bank overdrafts incurred in the ordinary course of business.

(b) Investments. The Borrower shall not conduct or permit its Relevant Subsidiaries to conduct Investments, except for:

(i) Investments existing on the date of this Agreement;

(ii) Investments related to the Principal Business of the Borrower other than any Subsidiary Venezuela;

(iii) Investments in Cash Equivalents;

(iv) Investments in any Subsidiary of the Borrower other than any Venezuelan Subsidiary or made by any Relevant Subsidiary in the Borrower or any Subsidiary other than Venezuelan Subsidiaries;

(v) Investments consisting of extensions of credit through accounts receivable or payment documents arising from a sale or rental of goods or services in the ordinary course of business;

(vi) Capital Investment;

(vii) Subject to the limitations set forth in subsections (f) and (h) below, the Guarantee Obligations of the Borrower or any of its Relevant Subsidiaries in relation to the obligations of any Subsidiary of the Borrower other than the Venezuelan Subsidiaries;

(viii) Permitted Hedge Agreements, and

(ix) Investments in any Subsidiary to another Venezuelan Subsidiary funded by such Venezuelan Subsidiary.

(c) Mergers, Consolidations, Disposals and Leases. The Borrower shall not, nor permit its Relevant Subsidiaries to merge, split or consolidate with any Person, or convey, transfer or lease its property or assets substantially as a whole to any Person, except:

(a) in the case of mergers or consolidations between the Borrower and any of its Subsidiaries or between Subsidiaries of the Borrower, in both cases, provided that immediately after the merger takes effect does not occur and continue, any Default or Event default; and

(b) in the case of mergers and consolidations of the Borrower with any person immediately takes effect after such merger or consolidation:

(i) does not occur and continue, any Default or Event of Default, and

(ii) any person who is established as a consequence of these mergers, demergers or consolidations with the Borrower or the Person that acquires by transfer or sale or lease, property or assets of the Borrower substantially as a whole, expressly assume in writing , due and timely payment of principal and interest of all obligations under its terms and the due and timely fulfillment of all obligations of Borrower under this

Agreement by an instrument in form and substance reasonably satisfactory to the Administrator along with delivering a legal opinion acceptable to the Administrator, which has been obtained at the expense and cost of the Borrower, and in which the Administrative Agent and the Creditors are to base.

(d) Restricted Payments. The Borrower shall not make, and will not permit its subsidiaries to conduct, directly or indirectly, any Restricted Payment or assume obligation to do so (contingent or otherwise), unless (i) the Borrower Leverage Index, a after giving effect to the restricted Payment and, without duplication, any restricted Payment made after the end of the first Fiscal Quarter latest is less of 3.50 (three point fifty) to 1.00 and (ii) has not occurred and continue, a Default or event of Default.

Notwithstanding the foregoing limitation, the Borrower or any Subsidiary may declare or make the following Restricted Payments:

(i) each of the Subsidiaries may make Restricted Payments to the Borrower and to Subsidiaries which owns, directly or indirectly, in whole in the Creditor (and in case of Restricted Payments made by a Subsidiary not fully owned, directly or indirectly, of accredited by accredited and any Subsidiary and the other owners of capital stock of such Subsidiary in proportion to their shareholdings);

(ii) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable only in the common stock of such Person;

(iii) each of the Subsidiaries may purchase, redeem or purchase shares of its capital stock or warrants or options to buy these shares with the funds received concurrent emission of new shares of its capital;

(iv) the Borrower and each of its Subsidiaries may acquire any type of capital stock as an investment as permitted under subsection (b) above;

(v) the Borrower may purchase shares of Gimsa, and

(vi) the Borrower and Gimsa may purchase shares of its own capital.

(e) Limitations on Payment of Dividends of Subsidiaries. The Borrower shall not enter into or permit its subsidiaries to enter into any Relevant Agreement that by its terms explicitly prohibits the payment of dividends or other distributions to the Borrower or the granting of loans to it, other than in connection with the renewal or extension of any agreement listing in Appendix “D”, in the understanding that (i) restrictions or prohibitions under that agreement will not increase as a result of such renewal or extension, and (ii) in connection with such renewal or extension of an agreement does not contain the prohibition, the Borrower will not agree or accept or permit its Relevant Subsidiaries agree or accept the inclusion of the prohibition.

(f) Limitation on Debt of Subsidiaries. The Borrower shall not permit any Consolidated Subsidiary to constitute, incur, assume or contract any debt, whether at the time of incurring such Debt and after considering the pro forma effect thereto, the total debt of all consolidated subsidiaries exceed 30% (thirty percent) of the consolidated debt of Borrower and its Consolidated Subsidiaries.

(g) Transactions with Affiliates. The Borrower shall not enter, or cause or allow a Relevant Subsidiary hold any transaction with an affiliate of the Borrower, unless the same be held in fair and reasonable terms no less favorable to Borrower or such Subsidiary of which can be obtained in a independent market transaction with a person other than an Affiliate of the Borrower or such Subsidiary.

(h) Guarantees of Subsidiaries On Certain Debt. Except in connection with the purchase of corn for its production of corn or wheat flour for wheat flour production, the Borrower shall not permit its Relevant Subsidiaries to guarantee, either directly or indirectly, or otherwise acquire liabilities or obligations of any kind, on such Indebtedness.

(i) Interest Coverage Ratio. The Borrower shall not permit its Interest Coverage Index; the last day of any fiscal quarter is less than 2.50 (two point fifty) to 1.00 (one point zero zero).

(j) Leverage Index. The Borrower shall not permit its Leverage Index for any Measurement Period is greater than 3.50 (three point fifty) to 1.00 (one point zero zero).

(k) Limitation on Hedge Agreements. Neither the Borrower nor its Subsidiaries may enter into contracts of coverage other than Permitted Hedge Agreements.

ELEVENTH. Condition Precedents. (a) The obligation of each Creditor to grant Credit under this Agreement is subject to the compliance with the Closing Date, or date prior to the Closing Date, of each and every one of the following conditions precedent, and the Administrative Agent must receive (as applicable) evidence that conditions have been satisfied, in form and substance satisfactory (such evidence) to the Administrative Agent and the Creditors:

(i) Credit Agreement. That this Agreement is duly signed by each of its parts;

(ii) Constituent Documents and Powers. The Administrative Agent has received simple copies of the deeds containing (A) the existing bylaws of the Borrower, (B) sufficient powers of the attorneys of the Borrower to enter into this Agreement, the Promissory Notes and the other Credit Instruments;

(iii) Certificate from the Secretary of the Borrower. The Administrative Agent has received a certificate from the Secretary or Accredited Alternate Secretary: (A) showing all real names and signatures of authorized officials accredited to execute and enter into this Agreement, the Promissory Notes and the other Credit Instruments; and (B) attach a copy of corporate resolutions of Borrower and, where appropriate, the Government Approvals in respect of the authorization to hold each of the Credit Instruments, and (C) Such Certificate of the Secretary may establish corporate resolutions that have not been modified, amended or revoked at the date of such certificates;

(iv) Governmental Authorizations. All approvals, authorizations or consents, notices or filings with any Governmental Authority (including exchange control approvals) or third parties, if any, required in connection with the signing, execution and performance of this Agreement by the Borrower has been obtained and is in full force and effect. The Borrower shall deliver to the Administrative Agent satisfactory records of such approvals and their effectiveness and if they are not needed such authorizations, consents, permits, notices or registrations, will be delivered to the Administrative Agent a certificate signed by a Responsible Officer of Borrower stating above;

(v) Change in the Terms. That has not arisen any circumstances and/or event of a financial, or economic policy in Mexico or in financial markets, banking and international capital that could reasonably result in an Adverse Effect Relevant to the Borrower and its Subsidiaries;

(vi) Legal Opinions. (A) The Administrative Agent has received a favorable opinion of Mr. Salvador Vargas Guajardo, General Counsel of the Borrower, substantially in the form of Exhibit “7”, and (B) a favorable opinion of Ritch Mueller, SC, outside counsel of the Administrative Agent;

(vii) Payment of Commissions and Fees. That the Borrower has paid and the Administrative Agent has received a satisfactory manner, the records of payments (A) of all commissions, fees and expenses payable by the Borrower to the Creditors and the Administrative Agent on or before the Closing Date, and (B) all reasonable costs and expenses that are due and payable to the Administrative Agent on the Closing Date, together with the reasonable and documented legal fees for preparation and execution of this Agreement incurred by the Administrative Agent, as invoiced on the Closing Date or earlier, plus the additional amounts of such estimates legal costs incurred or may incur due to the Administrative Agent closing procedures, and (C) any other amounts then due and payable under this Agreement;

(viii) Certificate of the Responsible Officer. The Administrative Agent has received, in terms of the form attached in Exhibit “8” of this Agreement, a certificate signed by a Responsible Officer of Borrower, in the Closing Date, stating that:

(1) the statements contained in this Agreement are true to that date;

(2) has not occurred or continues an Event of Default, and

(3) that since 31 December 2010 has not occurred (A) a fact or circumstance that has or could reasonably be expected to have a Significant Adverse Effect and (B) a fact or circumstance of financial, political or economic Mexico who has had or could reasonably be expected to have a Significant Adverse Effect on the ability of the Borrower to meet its obligations under this Agreement or any of the other Credit Instruments;

(ix) Audited Financial Statements. The Administrative Agent has received a copy of the consolidated financial statements of Borrower with respect to Fiscal Year ended December 31, 2010 and audited by an accounting firm of international renown, and

(x) Delivery of Other Documents. The Administrative Agent has received any other document, including certificate, power, approval, legal opinion, documents or materials, the Administrative Agent or any Creditor (through Administrative Agent) have requested the Accredited in reasonable shape.

(b) For the Disposition, the Borrower shall comply with the following conditions:

(i) Closing Date. That the Closing Date has occurred and assorted full force and effect;

(ii) Notice of Disposition. The Administrative Agent has received a Accredited Notice of Disposition;

(iii) Delivery of Notes. That the Borrower delivers at the Disposition Date to the Administrative Agent, a Promissory Note in the amount of that Disposition, signed by the Borrower for each of the Creditors, as applicable under the Commitments of each of them;

(iv) Statements. That the statements made by the Borrower under this Agreement or any other Credit Instrument, or contained in any document delivered to the Administrative Agent or the Creditors at any time under this Agreement are true and correct in all material respects in the Disposition Date and thereafter, unless such statements relate specifically to an earlier date, in which case they must be true and correct in all material respects on such earlier date and except that this subparagraph (iv) statements made by the Borrower under subsection f (i) and (ii) of Section I of the statements contained in this Agreement shall be deemed to refer to the most recent financial statements delivered under clause Ninth, subparagraph (a) (i) and (ii) of this Agreement;

(v) Significant Adverse Effect. That has not happened since the December 31, 2010 any event or circumstance that has or could reasonably be expected to have a Significant Adverse Effect, and

(vi) Failure to Comply. That has not occurred a Default or Event of Default, or continuation thereof, either before or after giving effect to the Arrangement on that Disposition Date.

TWELFTH. Events of Default. (a) For purposes of this Agreement, any of the following shall constitute an “Event of Default”:

(i) Failure to Pay. If the Borrower fails to pay (A) when due under the terms of this Agreement, any principal amount of the Loan, or (B) within five days after its expiration, any interest or any other amount payable hereunder or under any other Loan Document, or

(ii) Statements. In case any statement made accredited under this Agreement or other Credit Instruments, or which is contained in any certificate, document or other financial status report submitted by the Borrower or a Responsible Officer of the Borrower, in any time under this Agreement or other Loan Document, is false or incorrect in any relevant aspect or from the date when made, or

(iii) Specific Defaults. If the Borrower (A) fails to comply or observe a term, covenant or obligation contained in Clause Nine, subsections (b) (i), (c), (e), (f) or (i), or cease to comply with or observe any term, covenant or obligation contained in Clause Tenth (except subsections (e), (g) or (h)) or fails to issue new Promissory Notes in exchange for the existing Promissory Notes in accordance with this Agreement or (B) fails to observe the obligation in Clause Tenth subsection (k) and such failure remains to be remedied for a period of three Business Days, or

(iv) Other Defaults. If the Borrower fails to comply with any term or obligation contained in this Agreement or any other Credit Instrument and such failure continues without being remedied for a period of 30 (thirty) days after the date on which notice has been given writing of such Default to Borrower by the Administrative Agent or any Creditor, or

(v) Breach of Other Agreements. If the Borrower or any of its Relevant Subsidiaries (A) fails to make a payment on a debt (other than a debt under this Agreement and the Notes) in the amount of more of USD $20,000,000.00 (twenty million dollars 00/100) (or its equivalent in other currency) when due (whether by scheduled maturity, anticipated, required, by acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the contract or instrument relating to such Indebtedness, or (B) if he fails to comply or observe other condition or obligation or any other event occurs or any other condition under any agreement or instrument relating to such Indebtedness, and such failure continues after the period of grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition causes or allows the holder or holders of such Indebtedness to cause, that such Indebtedness is declared due and payable prior to its scheduled expiration, or

(vi) Involuntary Bankruptcy. (A) If an order or judgment of a competent court has been issued declaring the Borrower or any Relevant Subsidiary insolvent, bankrupt or insolvent, or approve an application for reorganization, insolvency, bankruptcy or insolvency of Borrower or any Relevant Subsidiary and such order or judgment has still not been dismissed or suspended for a period of 90 (ninety) calendar days, or (B) if an order or judgment issued by any court having jurisdiction for the appointment of a bankruptcy administrator, liquidator, inspector, conciliator, liquidator or trustee in bankruptcy, insolvency or other similar officer of the Borrower or Significant Subsidiary or any substantial part of the assets of the Borrower or any Subsidiary or Relevant to the dissolution or liquidation the affairs of the Borrower or any of the Relevant Subsidiaries has been issued and such order or judgment has still not been dismissed or suspended for a period of 90 (ninety) calendar days, or

(vii) Voluntary Insolvency. If the Borrower or any Relevant Subsidiary voluntarily initiates actions to be declared in bankruptcy or insolvency or allows the initiation of insolvency proceedings or bankruptcy against him, or an application, or accept a proceeding seeking reorganization, insolvency, bankruptcy or insolvency or allows the filing of any such request or consent to the appointment of a trustee in bankruptcy, liquidator, trustee, inspector, trustee or assignee conciliator or in insolvency, bankruptcy or insolvency or any other officer Accredited similar or any substantial part of its assets, or

(viii) Judgments. If one or more judgments, orders, liens, court orders are issued or arbitration awards against the Borrower or any of its Relevant Subsidiaries, involving an obligation (to the extent not covered by independent third-party insurance coverage which has not been contested by the insurer) in relation to a transaction or series of related operations, incidental or conditional, of USD $20,000,000.00 (twenty million dollars) or more (or currency equivalent), and they will continue unsatisfied or being discarded, suspended, or pending appeal for a period of 90 (ninety) days after notification, or

(ix) Ineligibility. If this Agreement or any of the Promissory Notes, for any reason, is suspended or revoked or becomes invalid in accordance with their terms or the binding effect or enforceability thereof is contested by the Borrower or deny that it had any other liability or obligation hereunder or under the Notes or with respect to this and those, or laws prohibit performance by the Borrower of any of the Credit Instruments or the Borrower determines that an obligation under the Loan Documents has been banned by the laws, or

(x) Expropriation. If any Governmental Authority in Mexico or the United States of America nationalized, confiscated or expropriated all or substantially all assets of the Borrower and its Subsidiaries, taken as a whole, or the capital of the Borrower or the Mexican government, to federal, state or municipal agency or an agency thereof or takes control of the business and operations of the Borrower and its Subsidiaries, taken as a whole, or

(xi) Change of Control. If Mr. Roberto Gonzalez Barrera, his former wife and family members (including spouses, siblings and lineal descendants, heirs or legatees and any trust or other investment vehicle for the primary benefit of any such persons or their families and heirs) fail to elect the majority of the members of the Board of Accreditation.

(b) At the time of the occurrence of any Event of Default, the Administrative Agent shall, on request of the Majority of Creditors, or may, with the consent of the Majority of Creditors, take all or any of the following measures:

(i) terminate the Commitments of each Creditor;

(ii) state the period up to early payment of the unpaid amount of the Loans, interest and other accessories, by written statement delivered to the Borrower and without complaint, resolution or proceeding or other notice of any kind, the which the Borrower expressly waives, and

(iii) where appropriate, to exercise on his behalf and in behalf of Creditors, all rights advocacy and legal remedies to which it is entitled under the Loan Documents or applicable law;

in the understanding that, upon the occurrence of an event specified in subsection (a) (vi) or (vii) above, the Commitment of each Creditor shall be terminated automatically and the unpaid principal amount of the Credit and all unpaid interest and other obligations of Borrower under this Agreement will give up automatically and payable without further action or act required by the Administrative Agent or any Creditor.

(c) Any amount received by the Administrative Agent by virtue of subsection (b) above, shall apply in the following order:

First, the payment of commissions, fees, allowances, expenses and any amounts due the Administrative Agent acting in such capacity under this Agreement;

Second, the payment of fees, costs, fees, allowances and any other amounts (other than principal and interest) owed to Creditors, including a pro rata basis in accordance with its commitments and in proportion to the amount of the amounts described in this section second;

Third, the payment of default interest accrued and unpaid on the outstanding balance of credit extended under this Agreement, pro rata among creditors according to their commitments and in proportion to the amount of the amounts described in this section Second of this paragraph;

Fourth, regular payment of interest accrued and unpaid on the outstanding balance of credit extended under this Agreement, pro rata among creditors according to their commitments and in proportion to the amount of the amounts described in this paragraph Fourth;

Fifth, the payment of principal of the unpaid balance of loans granted under this Agreement, pro rata among creditors according to their commitment and in proportion to the amount of the amounts described in this section Fifth;

Last, the balance, if any, once all payment obligations by the Borrower under this Agreement have been fully settled beyond any doubt, were given to the Borrower.

THIRTEENTH. Increased Costs. (a) If any of the Creditors determines, after the date of signature of this Agreement, which modifications under any law, regulation, circular or other provision applicable to a Creditors or any of its offices for the administration and the funding of the Credit, or changes to the interpretation of any of them by any competent court or Governmental Authority and, as a result of the foregoing, the Creditor is not lawful so or remains more valid for the Credit, the Creditor shall be deemed as “Affected Creditor” and may, through the Administrative Agent, request in writing that is declared as expired portion of the credit in advance for your commitment at that time is unpaid, without penalty to the Borrower, together with interest accrued paid any accessories; provided that the Borrower shall have the right, with the consent of the Administrative Agent, to find an Eligible Transferee to acquire the rights and obligations of the Affected Creditor, and provided, further that, Creditors that are not considered Affected Creditors are not entitled to demand advance payment of credit that are owed to them under this Agreement.

(b) If any of the Creditors reasonably determined, subsequent to the date of signature of this Agreement, which modifications under any law, regulation, circular or other disposition (including, without limitation, requirements regarding capitalization Creditors, reserves, deposits, contributions, regular or special (or any Governmental Authority), taxes and other conditions, but excluding provisions relating to income tax or similar taxes applicable to creditors (its assignees, participants or purchasers in terms of Clause Fourteenth below) in relation to their income or total assets according to the laws, regulations and other applicable laws in Mexico), applicable to such creditors, any of its offices for the administration and funding of the Credit or changes for the interpretation by any court or competent authority in any of them, and as a result of any of the above facts will expand the cost to the Creditor to make or keep current the appropriate credit or disminuyeren received the amounts received or by the Creditor, the Borrower, at the request of the Administrative Agent, pay to such Creditor through the Administrative Agent, the last day of such Interest Period in effect at the time or the date that is 10 (ten) Business Days after the request, whichever is later, additional amounts, reasonable, as are required to compensate the Creditor for such increased cost or decreased revenue. At the request of the Administrative Agent shall specify the causes of increased cost or decreased revenue, and their calculations and, except for error in these calculations, the determination of the Administrative Agent shall be conclusive and binding on the Borrower. The Borrower’s obligation to compensate the Creditors under this subsection (b) terminates on the date that is 90 (ninety) calendar days after the Expiration Date.

(c) Any Creditor claiming reimbursement or compensation under this Clause Thirteenth shall deliver to Borrower (with a copy to the Administrative Agent) a certificate stating in detail, as is reasonable, the amount to be paid to such Creditor under this Agreement and the reasons have to make such claim and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Each Creditor agrees to notify the Borrower of any claim for reimbursement in accordance with subsections (a) and (b) above, no later than 60 (sixty) days after an official of the Creditor responsible for the administration of this Agreement received knowledge of the facts giving rise to such claim. If the Creditor fails to give notice, the Borrower will only be liable to reimburse or compensate the Creditor, retroactively, for claims related to the period of 60 (sixty) days immediately preceding the date on which the claim was made.

(e) The Creditors are obliged, once there is a case of illegality or a case of increased costs or decreased revenues as provided in subsections (a) and/or (b) of this Clause Thirteenth, to make their best efforts, so long as requested by the Borrower (and subject to considerations of the general policies of the Creditor) to designate any of its other offices that anchor credits to eliminate such cases of illegality or if costs increase or decrease income, provided that this does not lead to economically disadvantaged, legal or regulatory Creditors concerned, or their offices anchored loans.

(f) Upon receipt of the Borrower a claim for payment or compensation under this Clause Thirteenth and Clause Eighth, subsection (b) (i) the Borrower may, at its option, ask the creditor to perform their best to find an Eligible Assignee willing to purchase the Credit of the Creditor and assume the rights and obligations of the Creditor under this Agreement by entering into an Assignment and Acceptance, in the understanding that the Creditor will not be replaced or removed in accordance with this Agreement until he has paid to the Creditor the total of the amounts due under this Agreement and the other Credit Instruments unless the amounts that the creditor intends to charge under this Clause Thirteenth be challenged by the Accredited in good faith.

FOURTEENTH. Assignments; Participations. (A) Any Creditor may assign, and if required by the Borrower under Clause Thirteenth, subsection (f) shall, at any time, assign one or more Eligible Assignees all or a portion of their credit rights and obligations of the Creditor under this Agreement for a minimum amount of $60,000,000.00 (sixty million pesos 00/100), with the written consent of the Borrower, which may not be conditioned or denied without good cause and in the case of occurred and continues an Event of Default, the Borrower’s consent shall not be required (assuming also that (i) any obligation arising in the payment of fees pursuant to Clauses Eighth, subsection (b) (i) Thirteenth or this Agreement as of the date of the transfer occurs respective to justify denying consent Accredited, (ii) except that an assignor creditor fails to comply with subsection (c) below, the consent the Borrower shall be deemed granted unless the Accredited reply in writing to any request for consent within five Business Days after receipt of such request, and (iii) with respect to Eligible Assignees described in subsection (f) the definition of “Eligible Assignees” means any transfer of any such Eligible Assignees subject to the absolute discretion of the Borrower) and with the confirmation of the Administrative Agent for the payment of the management fee referred to in subparagraph (d) (3) below, in the understanding that will not require the written consent of the Borrower in assignments made by any creditor to its Affiliates and / or subsidiaries while not requiring the Borrower to pay additional amounts under Clauses Eighth, subsection (b) (i) and Thirteenth which payment had not been required but for this assignment) (each a “Assignee”), however, (A) if an Event of Default and continuing it at the time of transfer, any Creditor may assign to any third party share of the credit as would be consistent with its Commitment, (B) after any assignment, the provisions of Clause Twenty-third will be effective for the benefit of the transferor Creditor to the extent that it relates with events, circumstances, claims, costs, expenses or liabilities that arose before such transfer, (C) if a transfer to an entity described in subparagraph (vi) of the definition of “Eligible Assignees” the Creditor concerned will provide accredited information and documents relating to the proposed transferee as requested by the Borrower, and (D) the Borrower and the Administrative Agent may continue to negotiate only with the Creditor with respect to the rights and obligations assigned to a assignee and the assignment shall not become effective until: (1) the assignor and assignee Creditor delivered to Borrower and the Administrative Agent a written notice informing of such assignment, together with payment instructions, addresses and information relating to the Assignee, (2) the Creditor assignor and assignee have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance in the form of Exhibit “9” (“Assignment and Acceptance”), (3) the Creditor assignor or assignee has paid the Administrative Agent a management fee in the amount of USD $3,500.00 (three thousand five hundred dollars 00/100) (the management fee shall be payable on all transfers, including without limitation, the assignment of a Creditor to another Creditor) and (4) except If an Event of Default occurs and continues, that the Grantee has delivered to the Borrower, if applicable, copy of certificate of tax residence to check the residence of the Transferee, as stated above.

(b) From the date the Administrative Agent notifies the Creditor Assignee has received an Assignment and Acceptance signed by all parties hereto, as applicable, and the payment of management fee, (i) the Assignee concerned will be part of this Agreement and to the extent that the rights and obligations under this Agreement will have been transferred pursuant to such Assignment and Acceptance, the Assignee shall have the rights and obligations of a Creditor pursuant to the documents credit, and (ii) the Creditor Assignee shall, in accordance with Assignment and Acceptance, relinquish its rights and be released from its obligations under the loan Documents.

(c) The Administrative Agent, acting only with this character, must maintain a copy of each Assignment and Acceptance has been delivered and a book for registering the names and addresses of the Creditors and their commitments and amounts of Credit that is payable to each Creditor in accordance with the terms of this Agreement (the “Registry”). Entries in the Register shall be conclusive, with no manifest error, and the Borrower, the Administrative Agent and the Creditors may treat each Person whose name is entered in the Register under the terms of this Agreement as a Creditor hereunder, no although there is a notice stating otherwise. The Register will be available to the Borrower and any of the creditors for inspection by notice given to the Administrative Agent.

(d) Within 10 (ten) Business Days after the Borrower receives notice that the Administrative Agent has received a signed Assignment and Acceptance and payment of the management fee has been paid (provided that the Borrower has consented to such transfer in accordance with subsection (a) above), the Borrower execute and deliver to the Administrative Agent a new Promissory Note in the amount of the Loan given to the Assignee, and if the Creditor Assignee has retained a portion of your credit, a new Promissory Note to the Creditor Assignee (such new Promissory Notes to be exchanged for the Promissory Note held by the Creditor Assignee, and not to be considered as payment). Immediately after each of the payment release the management fee pursuant to the Assignment and Acceptance, this Agreement shall be deemed modified to the extent, but only to the extent necessary to reflect the addition of the Assignee and the resulting adjustment of credit and commitments arising from the change.

(E) Any Creditor (the “Creditor Originator”) may transmit at any time, without obtaining consent of the Borrower or the Administrative Agent, one or more entities that may have been an Eligible Assignee (a “Participant”) units in whole or in part of the portion of the Credit in accordance with its Commitment, in the understanding that (i) the obligations of the Creditor Originator under this Agreement will remain unchanged, (ii) The Creditor Originator shall be solely responsible for compliance with such obligations, (iii) the Borrower and the Administrative Agent will directly linked with the Creditor Originator in connection with the rights and obligations thereof under this Agreement and the other Credit Instruments and (iv) no Creditor may assign or grant a participation under which a Participant has the right to approve a reform or a consent or waiver with respect to this Agreement or the other Credit Instruments, except to the extent such amendment, consent or waiver require the unanimous consent of the Creditors, and provided that Participant at the time of acquiring the venture, provide the Borrower subsequently to this reasonable request, documentation certifying that a Assignee is Eligible. In the event of any entry, the Creditor to transfer such participation shall be entitled to transfer you to the Participant any amount received by such Creditor pursuant to Clause Eighth, subsection (b) (i) and Thirteenth and if amounts outstanding under this Agreement is payable or has been declared as such or have expired and must be paid upon the occurrence of an Event of Default, each Participant shall be entitled to compensation in respect of participation in amounts due under this Agreement, to the same extent as if the amount of your participation will be due directly to each Participant and Creditor hereunder; provided that such agreement or instrument may provide that such Creditor shall not, without the consent of the Participant, to accept any amendment, waiver or other modification (A) postpone the date on which a payment of money payable to that Participant or (B) reduce the principal, interest, commissions, fees or other amounts due to such Participant. Subject to the provisions of subsection (f) below, the Borrower agrees that each Participant shall be entitled to the benefits set out in clause Thirteenth above the same extent as if it were a Creditor and had acquired its interest by assignment of pursuant to subsection (a) above of this Clause. As far as permitted by law, each Participant also shall be entitled to the benefits of Clause Fifteenth following as if it were a Creditor.

(f) A Participant shall not be entitled to receive a higher payment as provided in Clause Eighth, subsection (b) (i) and previous Thirteenth, to which the Creditor concerned is entitled to receive on the participation transferred to such Participant, unless the transfer of such participation to such Participant is made with the prior written consent of the Borrower.

(g) If required the consent of the Borrower in connection with an assignment or a Assignee, such consent is deemed granted by the Borrower to the 5 (five) business days after the date on which the Borrower has received notice respective unless the Borrower has expressly refused such consent before the fifth business day of that period.

FIFTEEN. Compensation. In the event that any date on which the Borrower to pay any amount to Creditors under this Agreement, the Promissory Notes or the other Credit Instruments and the Borrower fails to comply with this obligation for payment, the Borrower, to the extent permitted by law, irrevocably authorized and empowered to creditors (a) charge any account the Borrower maintains with each of the Creditors, including, without limitation, deposits and/or demand accounts, savings, time temporary or definitive, investment accounts whatever they are, and (b) compensate any debt that creditors may have in its favor and by the Borrower for any reason, just an amount equal to the amount of the unpaid amount to the creditors, without demand, notice or demand whatsoever, of any nature.

Creditors notify the Borrower and the Administrative Agent as soon as possible, of any fees or compensation that have been made as permitted in this Clause; in the understanding that the lack of such notice shall not affect in any way the validity of such charge or compensation. The right of creditors under this clause is in addition to any other right (including other rights of compensation) that may have Creditors under the law.

SIXTEENTH. Credit Information. (a) In order to comply with the provisions of Law to Regulate Credit Information Companies, the Borrower on the same date given to the Creditors and the Administrative Agent an authorization letter duly signed by their representatives, which attached hereto as Exhibit “10”, in order that the Creditors and the Administrative Agent are authorized to conduct regular consultations to companies credit information about the Borrower’s credit history and to who is entitled to provide such companies credit information about the Accredited.

(b) In addition to the persons and authorities referred to in Articles 93 and 117 of the Credit Institutions Act, the Borrower authorizes the Administrative Agent Creditors and to disclose the information derived from the operations done date of this Agreement and the other Credit Instruments (i) other financial institutions of the financial group members of each of the creditors (if any) as the parent, directly or indirectly from the creditor in question, (ii ) regulatory authorities and Creditors Creditors parent, (iii) Bank of Mexico, and (iv) other people you recruit Creditors, especially under Clause Fourteenth.

SEVENTEENTH. Administrative Agent.

(a) Appointment of Administrative Agent. Each Creditor, hereby irrevocably appoints, designates and authorizes BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as “Administrative Agent” under this Agreement, each Creditor hereby irrevocably authorizes in the Admisnitrative Agent to perform any act on his behalf under the provisions of this Agreement and the Loan Documents and exercise the powers and perform the duties that are expressly delegated to the terms of this Agreement or the Loan Documents, together with the powers reasonably incidental to that purpose. Moreover, in this act, each Creditor authorizes the Administrative Agent and name a commission under the terms of Articles 273 and 274 of the Commerce Code to sign, hold and comply with any Credit Instrument to the Administrative Agent form party and any other document, contract, agreement or instrument necessary or convenient for holding, refinement, subscription and termination of the Credit Instruments or Liens that would be provided under this Agreement, subject to the provisions of Clause Twenty Four of this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the Credit Instruments, the Administrative Agent shall have no further duties or responsibilities as established herein, nor shall the Administrative Agent, or be deemed to have, a fiduciary relationship with any Creditor or Participant, and does not imply the existence of any agreement, function, responsibility, duty or obligation under this Agreement or any other Credit Instrument, or will exist against the Administrative Agent. Without limiting the generality of the foregoing, the term “agent” in this and the other Loan Documents with reference to the Administrative Agent, should not be understood to imply any fiduciary duty or other, implicit (or explicit) , arising under the doctrine of representation of any applicable law. Instead, that term is used only for commercial use and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may perform any of its obligations under this Agreement or any other Loan Document by or through agents, employees or agents and may receive opinions of counsel regarding all matters related to such duties. The Administrative Agent shall be liable for negligence or misconduct of its representatives or agents.

(c) Liability of Administrative Agent. Neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, representatives or agents shall be: (i) liable for any act done or omission of any of them or any person who is a party or in connection with this Agreement or any other Credit Instrument or the transactions contemplated herein (except for its own negligence or willful misconduct), or (ii) liable to a creditor or a Participant for any statement, representation, statement or warranty made by the Borrower, or any officer thereof, contained in this Agreement or any other Loan document or in any certificate, report, statement or other document referred to, established or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Instrument or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Instrument, or lack of Borrower to comply with its obligations hereunder or under the former. Except as expressly provided in these instruments, the Administrative Agent shall have no obligation to a creditor or Participant to verify or inquire into the observance or performance of any of the covenants contained in, or conditions of, this Agreement or any other Credit Instrument or to inspect the goods, books or records of the Borrower or its Subsidiaries.

(d) Reliability (i) The Administrative Agent may rely and shall have all the protection to rely on any writing, communication, signature, resolution, statement, consent notice, certificate, affidavit, letter, telegram, fax, telex, teletype or phone message, email message, statement or other document or conversation that he believes to be genuine and correct and has been signed, sent or made by the proper Person or Persons, and to receive advice or opinions of lawyers (including lawyers Accredited), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall have full justification by failing or refusing to take any action to it under this Agreement or any Credit Instruments unless it first receives the advice or consent of the Majority Creditors, as deemed appropriate and if request, shall be indemnified to its satisfaction against all liability Creditors and expenditure to be incurred by failing to take, take, or continue to take such action. The Administrative Agent will always be fully protected in acting or refraining from acting, under this Agreement or any other Credit Instrument in accordance with a request or consent of the majority of the creditors (or the greater number of creditors as required under present) and the application and any action taken or failure to act hereunder shall be binding on all creditors.

(ii) For purposes of determining compliance with the conditions specified in Clause Eleventh of this Agreement, each Creditor shall be deemed to have signed this Agreement have consented to, approved or accepted or satisfied with, each document or other material submitted by the Administrative Agent to such Creditor for consent, approval, acceptance or satisfaction, or required in these documents to be pampered, approved or acceptable or satisfactory to the Creditor, unless the Administrative Agent has received notice of that creditor prior to the proposed Closing Date specifying its objection thereto.

(e) Notice of Default. The Administrative Agent shall not be considered as having knowledge or has received notice of a Default or Event of Default, except with respect to defaults in the payment of principal, interest, and commissions or fees are required to pay the Administrative Agent on behalf of the creditors, unless the Administrative Agent have received written notice from a Creditor or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. The Administrative Agent shall give notice to the Creditors of receiving such notice in a timely manner and no later than within 5 (five) Business Days after receipt of such notice. The Administrative Agent will make the necessary arrangements with respect to such Default or Event of Default indicating the majority of the creditors in accordance with Clause Twelfth, in intelligence, however, that unless and until the Administrative Agent has received such indications, Administrative Agent may (but not obliged) to take action or refrain from taking such actions with respect to such Default or Event of Default, as it considers appropriate or that is in the best interest of creditors.

(f) Decision of Credit. Each Creditor acknowledges that neither the Adminsitrative Agent nor any of its Affiliates, officers, directors, employees, representatives or agents have made any representation or warranty that any act of the Administrative Agent hereinafter taken, including any consent and acceptance of any assignment or any review of the affairs of the Borrower and its Subsidiaries shall be considered to constitute any representation or warranty of the Administrative Agent to any Creditor in connection with any matter, including whether the Aadministrative Agent has revealed important information in their possession. Each Bank states that the Administrative Agent has, independently and without reliance on Administrative Agent and based on documents and information considered necessary, their own evaluation and research of business, prospects, operations, assets, financial condition and other and creditworthiness of Borrower and its Subsidiaries and all applicable bank regulatory laws relating to transactions of this, and has taken its own decision to enter into this Agreement and to grant credit to the Borrower hereunder. Each Creditor also states that it will, independently and without reliance on Administrative Agent and based on documents and information it deems necessary at the time, doing their own credit analysis, evaluation and decisions on exercise or not exercise action under the this Agreement and the other Credit Instruments, and to make whatever investigation you feel necessary to obtain information on business, prospects, operations, assets, financial condition and other and creditworthiness of Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required hereunder, to be provided to creditors by the Administrative Agent and the Administrative Agent shall have no duty or obligation to give any credit to any creditor or other information relating to business, prospects, operations, financial condition and other credit worthiness of the Borrower and that can reach the hands of the Administrative Agent or its Affiliates, officers, directors, employees, representatives or agents.

(g) Compensation. Although the transactions contemplated by this Agreement be consummated or not, the creditors shall indemnify the Administrative Agent and its Affiliates, directors, officers, agents and employees (as far as it is not reimbursed by the Borrower and without limiting the obligation of the Borrower to do), on a prorated basis, and hold the Administrative Agent harmless from any obligation to compensate, with the understanding that no creditor will be liable to pay the Administrative Agent of any part of such indemnification Obligation to the extent it is determined by a final judgment of a court of competent jurisdiction resulting from the negligence or willful misconduct of Administrative Agent or its representatives. Without limiting the foregoing, each Creditor shall reimburse the Administrative Agent in proportion to their commitment costs or expenses (including costs of legal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification, or enforcement (whether through negotiations, legal process or otherwise) or legal opinion regarding the rights or obligations under this Agreement, any other Loan Document or any document referred to or referred to herein in so far as the Administrative Agent not I have reimbursed those expenses by the Borrower or other Person on behalf of it. The provisions of this subsection shall survive payment of all other obligations under this Agreement and the resignation of Administrative Agent.

(h) Administrative Agent in its Individual Character. BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, and its Affiliates may grant loans, issue letters of credit account, accept deposits, acquire securities representing the capital stock and in general any type of banking business, trust, financial consulting, or other business with the Borrower and the Borrower Affiliated like BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer were not the

Administrative Agent hereunder and without notice to any creditors without obtaining their consent. Creditors recognize that, in connection with such activities, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer or its Affiliates may receive information from the Borrower or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or Affiliates) and acknowledge that the Administrative Agent shall have no obligation to provide such information. Regarding your Credits, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer have the same rights and powers hereunder as any other Creditor and may exercise such rights and powers as if it were not the Administrative Agent, and terms “Creditor” and “Creditors” include BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer in its individual character.

(i) Successor of the Administrative Agent. The Administrative Agent may resign as such, by notice in 30 (thirty) days prior to the creditors. If the Adminsitrative Agent resigned his position under this Agreement, the Majority Creditors shall appoint from among the creditors, an agent to succeed him, which is subject to prior approval by the Borrower at all times except when there is a event of Default (which consent shall not withhold or delay the Borrower without cause). If not named a successor agent prior to the coming into force the resignation of Administrative Agent, it may appoint, in consultation with the Creditors and the Borrower, a successor of the representative from among the creditors. Once accepted the appointment as successor Administrative Agent hereunder, it will get all the rights, powers and duties of the Administrator that waiver and the term “Administrative Agent” shall mean such successor agent and the appointment, powers and duties of Administrator that waiver will be terminated in that capacity. Following the resignation of Administrative Agent as such under this Agreement, the provisions of this Clause Seventeen and Twenty-second following Clauses and Twenty-third will be effective for benefit in respect of any action taken or omitted by it while it was Administrative Agent hereunder. If no successor agent has accepted the position of Administrative Agent no later than 30 (thirty) days of notice of resignation from the Administrator to have waived, such waiver shall be effective and creditors make all the duties of the Administrator under this until the majority of creditors to appoint a successor agent as provided above.

EIGHTEENTH. Executive Title. This Agreement, together with the statement certified by the diviner Creditor, as applicable, are enforceable in terms of section 68 of the Law on Credit Institutions.

NINETEENTH. Notices. (a) For purposes of this Agreement, each party submits as his address to be notified as follows:

The Adminsitrative Agent:

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER

Montes Urales 620, Piso 2

Col. Lomas de Chapultepec,

México, D.F. C.P. 11000

Attention: Concepción Zuñiga

Phone: (5255) 5201-2063

Fax: (5255) 5201-2054

Email: c.zuniga@bbva.bancomer.com

The Borrower:

GRUMA S.AB. DE C.V.

Calzada del Valle 407 Oriente,

Col. del Valle,

C.P. 66230, San Pedro Garza García, N.L.

Attention: Raúl Cavazos Morales

Phone: +(5281) 8399-3313

Fax: +(5281) 8399-3357

Email: rcavazosm@gruma.com

The Creditors:

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE

GRUPO FINANCIERO BBVA BANCOMER

Montes Urales 620, Piso 2

Col. Lomas de Chapultepec,

México, D.F. C.P. 11000

Attention: Aida Arana

Phone: (5255) 5201-2063

Fax: (5255) 5201-2054

Email: a.arana@bbva.bancomer.com

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA

MÚLTIPLE, GRUPO FINANCIERO SANTANDER

Prol. Paseo de la Reforma No. 500, Piso 1,

Col. Lomas de Santa Fe,

México, D.F. C.P. 01219

Attention: Wade A. Kit

Phone: (5255) 5257-8520

Fax: (5255) 5269-1834

Email: Kit@santander.com.mx

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX

Act. Roberto Medellín 800, Edif. Sur

4to Piso, Col. Santa Fer. C.P. 01219

México, D.F.

Attention: Eduardo Allegre Márquez

Phone: (5255) 2226 7022

Fax: (5255) 2262 2912

Email: eallegre@banamex.com

BANCO DEL BAJIO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE

Calzada del Valle 115,

Col del Valle, San Pedro Garza García, Nuevo León,

México CP 66220

Attention: Gerardo Román Ugarte

Phone: (5281) 10019200 Ext. 8316

Fax: (5281) 10019299 o (52 81) 10019200

Email: groman@bb.com.mx

(b) All notices and notifications made under this Agreement shall be sent in writing, electronic transmission systems, by courier service, facsimile, electronic mail or by personal service, and shall take effect at the time that they are delivered to the recipient and, in the case of notification by fax or email, at the time that they are transmitted and obtained confirmation of transmission.

(c) Until notified in writing a change of address notices, notices and other judicial and extrajudicial measures are made at the addresses set forth, shall take full effect.

TWENTY. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Mexico.

TWENTY-FIRST. Jurisdiction. For everything related to the interpretation and enforcement of this Agreement, the parties submit to the jurisdiction of the courts located in Mexico City, Mexico, renouncing the jurisdiction of any other court by reason of his domicile or future or for any other reason may be applicable.

TWENTY-SECOND. Costs and Expenses. The Borrower shall pay to the Administrative Agent and the Creditors, any documented costs and expenses, including reasonable costs and expenses, documented and in terms of market outside counsel Agent and the Creditors, incurred by the preparation and conduct of this Agreement any Promissory Note or any of the Credit Instruments. In addition, the Borrower shall pay to the Administrative Agent and the Creditors, within 30 (thirty) calendar days immediately following the date it is requested by the Administrative Agent or the creditors, as the case, any costs and reasonable fees, documented and in terms of market, legal counsel, incurred by any amendment to this Agreement or any other Credit Instrument.

TWENTY-THIRD. Indemnification by the Borrower. The Borrower agrees to indemnify the Administrative Agent, Grupo Financiero BBVA Bancomer, to any economic group member identified as Banco Bilbao Vizcaya Argentaria, S.A. and the Creditors and their respective directors, officers, employees, attorneys and agents, and get them harmless from any losses, liabilities, claims, damages or expenses incurred by them, including, without limitation, fees and expenses of legal counsel, incurred in connection with such litigation or proceeding (but excluding any losses, liabilities, claims, damages or expenses incurred solely in bad faith, fraud, gross negligence or negligence of the party entitled to compensation as determined by court final judgment by a court having jurisdiction) arising from (i) failure of Borrower’s obligations under this Agreement and the Loan Documents, (ii) any act or omission attributable to the Borrower in connection with this Agreement and the documents credit, (iii) the omission of information or false, incomplete or wrong that has been provided to the Administrative Agent or the Creditors in connection with this Agreement or the loan Documents, or (iv) any litigation or proceeding (including threats of litigation or processes) related to this Agreement or any of the Credit Instruments (the obligation to indemnify with respect to these assumptions, collectively, the “Obligations to Indemnify”). Borrower’s obligations under this Clause Twenty-third remain in force even after termination of this Agreement.

TWENTY-FOUR. Modifications and Waivers.

(a) Any modification to any Loan Document, shall not be deemed valid if it is made by writing, subject to the provisions of subsection (b) below, signed by the majority of the creditors or by the Administrative Agent on behalf of Creditors and the Borrower. Waive any rights under this Agreement shall be valid only if the same, subject to the provisions of subsection (b) below, consist in writing signed by the majority of the creditors or the Administrative Agent on behalf of the Creditors. If any Creditor or Creditors as a group, carrying on or are prolonged in the exercise of any right hereunder, or any Credit Instrument shall not be deemed, by that fact that the creditors or the Administrative Agent, as the case have declined to exercise their rights.

(b) The following modifications to any Credit Instrument and the following waivers of rights under the Loan Documents shall be approved by creditors representing 100.0% (hundred percent) of the unpaid balance of Credit:

(i) increase or extend the Commitment of Creditors;

(ii) postpone or delay any date fixed by this Agreement or any Promissory Note for any payment of principal, interest, commissions, fees or other amounts hereunder or under any other Loan Document;

(iii) reduce the principal or the interest rate stipulated in this Agreement of any credit or reduce the amount or change the method of calculation of commissions, fees or other amounts payable hereunder or under any other Loan Document;

(iv) amend, modify or have waived any condition stipulated in Clause Eleventh, subsection (a);

(v) amend or modify the definition of “Majority Creditors” or any other provision of this Agreement that specifies the percentage of the Commitments or the percentage or number of creditors is required to amend, waive or otherwise modify rights hereunder or make determinations or actions under this;

(vi) amend, modify or waive any provision of this Clause Twenty-Fourth, subsection (a) and

(vii) amend, modify or waive any provision of the Eighth Clause so that could alter the proportionate share of the payments required by this clause;

provided that, however, any modification, waiver or consent, unless in writing and signed by the Administrative Agent, plus the majority of the creditors or all creditors, as applicable, shall affect the rights or obligations Administrative Agent under this Agreement or any other Credit Instrument, including but not limited to Clause Seventeen.

(c) Any amendment to this Agreement or any other Credit Instrument in relation to the duties, responsibilities or powers of the Administrative Agent, shall first be consented to by the Administrative Agent.

TWENTY-FIVE. Confidentiality. The Administrative Agent and the Creditors agree to maintain the confidentiality of the information (as defined below), unless such information may be disclosed: (a) to them and their Affiliates and their respective directors, officers, employees and agents, including accountants, lawyers and other advisors (it being understood that the Persons to whom they make such disclosure shall be informed of the condition of confidentiality of such information by requiring them to keep such Information confidential), (b) the extent requested by any including self-regulating regulatory authority or any stock exchange, (c) the extent required by applicable laws or regulations or by any subpoena or similar legal procedure, (d) any other part of those involved in this Agreement, (e) in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or to enforce rights thereunder, (f) subject to a contract containing provisions similar to those of this Section, to: (i) any assignee or potential assignee or Participant or potential Participant any rights or obligations hereunder, or (ii) any party to the contract or potential contract partner, directly or indirectly (or professional advisers contractual counterparty or counterparties potential contract) of any credit derivative transaction relating to the obligations of the Borrower, (g) with the consent of the Borrower, or (h) to the extent that such Information: (i) public knowledge, without having violated this clause, or (ii) is made available to the Administrative Agent or any Lender as non-confidential information from a source other than the Borrower. In addition, the Administrative Agent and the Creditors may disclose the existence of this Agreement and information about it for use in gathering market data, providers of similar services from the credit industry and service providers and Administrative Agent Creditors in connection with the administration and management of this Agreement, other Loan Documents, the Commitments, and credits. For purposes of this Section, “Information” means any information sent by the Borrower regarding the Borrower and / or its subsidiaries and / or business, other than information that has been available to the Administrative Agent or any Lender as non-confidential information prior to disclosure thereof by the Borrower, it being understood that in the case of information received from the Borrower after the date hereof, such information is considered confidential unless it is clearly identified in writing to time of shipment as non-confidential or show by its nature such information is not confidential. It is considered that any person who is required to maintain the confidentiality of the information under this Clause has met this obligation to do so if such Person has exercised the same level of care to maintain the confidentiality of such Information as such Person you would its own confidential information.

TWENTY-SIX. Counterparts. This Agreement may be executed in the number of copies, by agreement, determine the parties hereto, which shall constitute one Agreement.

TWENTY-SEVENTH. Headers. The parties agree that the headings of each of the clauses of this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

TWENTY-EIGHT. Exhibits. The parties agree that the Annexes form an integral part of this Agreement as though it were included therein, and that this Agreement shall be interpreted taking into account the content of these annexes.

[SIGNATURE PAGE BELOW]

This Loan Agreement is executed on June 15, 2011 in Mexico City.

THE BORROWER

GRUMA, S.A.B. DE C.V.

By:	Raúl Cavazos Morales
Title:	Legal Representative

By:	Rodrigo Martínez Villareal
Title:	Legal Representative

This signature page belongs to the Loan Agreement dated on June 15, 2011, concluded between Gruma, S.A.B. de C.V., as Borrower, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Creditor and Administrative Agent, and the financial institutions listed in Exhibit 1 of this Agreement, as Creditors.

THE ADMINISTRATIVE AGENT

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER

By:	Aida Arana Jiménez
Title:	Legal Representative

By:	Concepción Zuñiga V.
Title:	Legal Representative

This signature page belongs to the Loan Agreement dated on June 15, 2011, concluded between Gruma, S.A.B. de C.V., as Borrower, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Creditor and Administrative Agent, and the financial institutions listed in Exhibit 1 of this Agreement, as Creditors.

THE CREDITORS

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER

By:
Title:	Legal Representative

By:
Title:	Legal Representative

This signature page belongs to the Loan Agreement dated on June 15, 2011, concluded between Gruma, S.A.B. de C.V., as Borrower, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Creditor and Administrative Agent, and the financial institutions listed in Exhibit 1 of this Agreement, as Creditors.

THE CREDITORS

BANCO NACIONAL DE MÉXICO, S.A.,

INTEGRANTE DEL GRUPO FINANCIERO BANAMEX

By:
Title:	Legal Representative

By:
Title:	Legal Representative

This signature page belongs to the Loan Agreement dated on June 15, 2011, concluded between Gruma, S.A.B. de C.V., as Borrower, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Creditor and Administrative Agent, and the financial institutions listed in Exhibit 1 of this Agreement, as Creditors.

THE CREDITORS

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO SANTANDER

By	Octaviano Carlos Couttolenc Mestre
Title:	Legal Representative

By:	Wade A. Kit
Title:	Legal Representative

This signature page belongs to the Loan Agreement dated on June 15, 2011, concluded between Gruma, S.A.B. de C.V., as Borrower, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Creditor and Administrative Agent, and the financial institutions listed in Exhibit 1 of this Agreement, as Creditors.

THE CREDITORS

BANCO DEL BAJÍO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE

By: Armando Ortega Pérez
Title: Legal Representative

This signature page belongs to the Loan Agreement dated on June 15, 2011, concluded between Gruma, S.A.B. de C.V., as Borrower, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Creditor and Administrative Agent, and the financial institutions listed in Exhibit 1 of this Agreement, as Creditors.